UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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AGILYSYS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement)

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NOTICE OF 2012 ANNUAL MEETING OF SHAREHOLDERS

To be held on July 26, 2012

Please join us for the Agilysys, Inc. 2012 Annual Meeting of Shareholders to be held on Thursday, July 26, 2012 at 8:30 a.m., local time, at the Hilton Atlanta Airport, located at 1031 Virginia Avenue, Atlanta, Georgia 30354.

The purposes of the Annual Meeting are:

1.	To elect three Class B members of the Board of Directors to hold office for a two-year term expiring at the 2014 Annual Meeting;

2.	To vote, on a non-binding advisory basis, to approve the compensation of our named executive officers set forth in the attached Proxy Statement;

3.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2013; and

4.	To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

Shareholders of record at the close of business on June 14, 2012 are entitled to vote at the Annual Meeting. It is important to vote your shares at the Annual Meeting, regardless of whether you plan to attend. This year, in addition to voting by mail, you may vote by telephone or Internet. Please refer to your enclosed proxy card and the Proxy Statement for information regarding how to vote by telephone or Internet. If you choose to vote by mail, please sign, date, and promptly return your proxy card in the enclosed envelope.

By Order of the Board of Directors,

Keith M. Kolerus

Chairman of the Board of Directors

June 27, 2012

Important Notice Regarding the Availability of Proxy Materials

for the Annual Meeting of Shareholders to be held on July 26, 2012.

The Proxy Statement and 2012 Annual Report to Shareholders and

Form 10-K for the fiscal year ended March 31, 2012 are available at www.agilysys.com.

PROXY STATEMENT

2012 ANNUAL MEETING OF SHAREHOLDERS

July 26, 2012

ANNUAL MEETING INFORMATION

General Information

This Proxy Statement and the enclosed proxy card are being provided in connection with the solicitation by the Board of Directors of Agilysys, Inc., an Ohio Corporation (“Agilysys,” the “Company,” “we,” “our,” or “us”), to be used at the Annual Meeting to be held on July 26, 2012, and any adjournments of the Annual Meeting. The Annual Meeting will be held on Thursday, July 26, 2012 at 8:30 a.m., local time, at the Hilton Atlanta Airport, located at 1031 Virginia Avenue, Atlanta, Georgia 30354. Our principal executive office is located at 425 Walnut Street, Suite 1800, Cincinnati, Ohio 45202. The purposes of the Annual Meeting are stated in the accompanying notice. This Proxy Statement, the enclosed proxy card, and our 2012 Annual Report to Shareholders and Form 10-K for the fiscal year ended March 31, 2012 (“2012 Annual Report”) are first being mailed to shareholders and made available electronically on our website at www.agilysys.com beginning on or about June 27, 2012.

Record Date, Voting Shares, and Quorum

Shareholders of record of our common shares at the close of business on June 14, 2012, the “Record Date,” are entitled to notice of and to vote their shares at the Annual Meeting, or any adjournment of the Annual Meeting. On the Record Date, there were 22,069,014 common shares outstanding and entitled to vote at the Annual Meeting. Each share is entitled to one vote. The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the common shares outstanding at the close of business on the Record Date will constitute a quorum for the transaction of business at the Annual Meeting. We will include abstentions and broker non-votes in the number of common shares present at the Annual Meeting for purposes of determining a quorum. A broker non-vote occurs when a nominee holding shares for a beneficial owner has not received instructions from the beneficial owner and does not have discretionary authority to vote the shares. Our common shares are listed on the NASDAQ Global Select Market under the symbol AGYS. References within this Proxy Statement to our common shares or shares refer to our common shares, without par value, the only class of securities entitled to vote at the Annual Meeting.

How to Vote

If you are the record holder of common shares, you or your duly authorized agent may vote by completing and returning the enclosed proxy card in the envelope provided. This year, you may also vote by telephone or Internet. Telephone and Internet voting information is provided on your proxy card. A control number, located on the proxy card, is designed to verify your identity, allow you to vote your shares, and confirm that your voting instructions have been properly recorded. Please note the deadlines for voting by telephone, the Internet, and proxy card as set forth on the proxy card. If you vote by telephone or Internet, you need not return your proxy card. You may also attend the Annual Meeting and vote in person; however, we encourage you to vote your shares in advance of the Annual Meeting even if you plan on attending. If your common shares are held by a bank or broker, or any other nominee, you must follow the voting instructions provided to you by the bank, broker, or nominee. Although most banks and brokers offer voting by mail, telephone, and the Internet, availability and specific procedures will depend on their voting arrangements.

Unless revoked, common shares represented by a properly signed and returned proxy card (or other valid form of proxy), or as instructed via telephone or Internet, received in time for voting will be voted as instructed. If your proxy card is signed and returned with no instructions given, the persons designated as proxy holders on the proxy card will vote as follows:

•	FOR the election of the Board’s Director nominees (proposal 1);
•	FOR the approval, on a non-binding advisory basis, of the compensation of our named executive officers (proposal 2); and
•	FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm (proposal 3).

The Company knows of no other matters scheduled to come before the Annual Meeting. If any other business is properly brought before the Annual Meeting, your proxy gives discretionary authority to the proxy holders with respect to such business, and the proxy holders intend to vote the proxy as recommended by our Board with regard to any such business, or, if no such recommendation is given, the proxy holders will vote in their own discretion.

Revocability of Proxies

You may revoke or change your vote at any time before the final vote on the matter is taken at the Annual Meeting by submitting to our Secretary a notice of revocation or by timely delivery of a valid, later-dated, duly executed proxy by mail, telephone, or Internet. You may also revoke or change your vote by attending the Annual Meeting and voting in person. If your shares are held by a bank, broker, or other nominee, you must contact the bank, broker, or nominee and follow their instructions for revoking or changing your vote.

Vote Required, Abstentions, and Broker Non-Votes

If a quorum is present at the Annual Meeting, for proposal 1 (election of Directors), the nominees for election as Directors will be elected if they receive the greatest number of votes cast at the Annual Meeting present in person or represented by proxy and entitled to vote. Abstentions will have no effect on the election of Directors. For proposal 2 (advisory vote on named executive officer compensation) and proposal 3 (ratification of independent registered public accounting firm), if a quorum is present, the affirmative vote of the holders of shares representing a majority of the common shares present in person or represented by proxy and entitled to vote will be required to approve each proposal. The effect of an abstention is the same as a vote against each proposal. If you hold your shares in street name and do not give your broker or nominee instruction as to how to vote your shares with respect to proposals 1 and 2, your broker or nominee will not have discretionary authority to vote your shares on proposals 1 and 2. These broker non-votes will have no effect on these proposals.

Cumulative Voting

If any shareholder gives written notice not less than 48 hours before the Annual Meeting commences to our Chief Executive Officer or Secretary that he, she, or it wants the voting for the election of Directors to be cumulative, the shareholder giving notice, or a representative of such shareholder, the Chairman, or the Secretary, will make an announcement about such notice at the start of the Annual Meeting. Cumulative voting means that each shareholder may cumulate his, her, or its voting power for the election of Directors by distributing a number of votes, determined by multiplying the number of Directors to be elected at the Annual Meeting times the number of such shareholder’s shares. The shareholder may distribute all of the votes to one individual Director nominee or distribute the votes among two or more Director nominees, as the shareholder chooses.

Proxy Solicitation

The cost of solicitation of proxies, including the cost of preparing, assembling, and mailing the notice, Proxy Statement, and proxy card, will be borne by us. In addition to solicitation by mail, arrangements may be made with brokerage houses and other custodians, nominees, and fiduciaries to send proxy materials to their principals, and we may reimburse them for their expenses in so doing. Our officers, Directors, and employees may, without additional compensation, personally or by other appropriate means request the return of proxies.

Attending the Annual Meeting

All holders of our common shares at the close of business on the Record Date, or their duly appointed proxies, are authorized to attend the Annual Meeting. Cameras, recording devices, and other electronic devices will not be permitted at the Annual Meeting. If you hold your common shares through a bank, broker, or other nominee, you will need to bring a copy of the brokerage statement reflecting your share ownership as of the Record Date, or a legal proxy from your bank or broker, to attend the meeting.

Voting Results

Preliminary voting results will be announced at the Annual Meeting. Within four business days following the Annual Meeting, final results, or preliminary results if final results are unknown, will be announced on a Form 8-K filed with the Securities and Exchange Commission (“SEC”). If preliminary results are announced, final results will be announced on a Form 8-K filed with the SEC within four business days after the final results are known.

Company Information

Our 2012 Annual Report is being mailed with this Proxy Statement. These documents also are available electronically on our website at www.agilysys.com, under Investor Relations. Our 2012 Annual Report is not incorporated into this Proxy Statement and shall not be considered proxy solicitation material. If you wish to have additional copies of our 2012 Annual Report, we will mail copies to you without charge. Requests may be sent to our corporate services office at: Agilysys, Inc., Attn: Investor Relations, 1000 Windward Concourse, Suite 250, Alpharetta, Georgia 30005, or you may request copies through our website, under Investor Relations. These documents have been filed with SEC and also may be accessed from the SEC’s website at www.sec.gov. If you have any questions about the Annual Meeting or these proxy materials, please contact Investor Relations by telephone at 770-810-7970, or by email at investorrelations@agilysys.com, or through our website, under Investor Relations.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

The Corporate Governance Guidelines (the “Guidelines”) adopted by our Board provide a sound framework to assist the Board in fulfilling its responsibilities to shareholders. Under the Guidelines, the Board exercises its role in overseeing the Company by electing qualified and competent officers and by monitoring the performance of the Company. The Guidelines state that the Board and its Committees exercise oversight of executive officer compensation and Director compensation, succession planning, Director nominations, corporate governance, financial accounting and reporting, internal controls, strategic and operational issues, and compliance with laws and regulations. The Guidelines also state Board policy regarding eligibility for the Board, including Director independence and qualifications for Board candidates, events that require resignation from the Board, service on other public company boards, and stock ownership guidelines. The Nominating and Corporate Governance Committee annually reviews the Guidelines and makes recommendations for changes to the Board. The Guidelines are available on our website at www.agilysys.com, under Investor Relations.

Code of Business Conduct

The Code of Business Conduct adopted by our Board applies to all Directors, officers, and employees of the Company and incorporates additional ethics standards applicable to our Chief Executive Officer, Chief Financial Officer, and other senior financial officers of the Company, and any person performing a similar function. The

Code of Business Conduct is reviewed annually by the Audit Committee, and recommendations for change are submitted to the Board for approval. The Code of Business Conduct is available on our website at www.agilysys.com, under Investor Relations. The Company has in place a hotline available for use by all employees, as described in the Code of Business Conduct. Any employee can anonymously report potential violations of the Code of Business Conduct through the hotline, which is managed by an independent third party. Reported violations are promptly reported to and investigated by the Company. Reported violations are addressed by the Company and, if related to accounting, internal accounting controls, or auditing matters, the Audit Committee.

Director Independence

NASDAQ listing standards provide that at least a majority of the members of the Board must be independent, meaning free of any material relationship with the Company, other than his relationship as a Director. The Guidelines state that the Board should consist of a substantial majority of independent Directors. A Director is not independent if he fails to satisfy the standards for Director independence under NASDAQ listing standards, the rules of the SEC, and any other applicable laws, rules, and regulations. During the Board’s annual review of Director independence, the Board considers transactions, relationships, and arrangements, if any, between each Director or a Director’s immediate family members and the Company or its management. In June 2012, the Board performed its annual Director independence review and as a result of such review determined that each of R. Andrew Cueva, Keith M. Kolerus, Robert A. Lauer, Robert G. McCreary, III, and John Mutch qualify as independent Directors. Mr. Dennedy is not independent because of his service as President and Chief Executive Officer.

Director Attendance

The Board held eleven meetings during fiscal year 2012, and no Director attended less than 75% of the aggregate of the total number of Board meetings and meetings held by Committees of the Board on which he served. Independent Directors meet regularly in executive session at Board and Committee meeting, and executive sessions are chaired by the Chairman of the Board or by the appropriate Committee Chairman. It is the Board’s policy that all of its members attend the Annual Meeting absent exceptional cause. All of the Directors were in attendance at the 2011 Annual Meeting.

Shareholder Communication with Directors

Shareholders and others who wish to communicate with the Board as a whole, or with any individual Director, may do so by sending a written communication to such Director(s) in care of our Secretary at our Alpharetta, Georgia office address, and our Secretary will forward the communication to the specified Director(s).

Committees of the Board

Director	Audit	Compensation	Nominating and Corporate Governance	Special (2)
R. Andrew Cueva	X		X	X
James H. Dennedy				X
Keith M. Kolerus		X	Chairman
Robert A. Lauer (1)	Chairman	X		Chairman
Robert G. McCreary, III			X
John Mutch (1)	X	Chairman

(1)	Qualifies as an Audit Committee Financial Expert.
(2)	The Special Committee was dissolved on May 19, 2011.

Committee Charters.  The Board adopted a charter for each Committee described below, and each Committee is responsible for the annual review of its respective charter. Charters for the Audit, Compensation, and Nominating and Corporate Governance Committees are available on our website at www.agilysys.com, under Investor Relations.

Audit Committee.  The Audit Committee held seven meetings during fiscal year 2012. The Audit Committee reviews with our independent registered public accounting firm the proposed scope of our annual audits and audit results, as well as interim reviews of quarterly reports; reviews the adequacy of internal financial controls; reviews internal audit functions; is directly responsible for the appointment, determination of compensation, retention, and general oversight of our independent registered public accounting firm; reviews related person transactions; oversees the Company’s implementation of its Code of Business Conduct; and reviews any concerns identified by either the internal or external auditors. The Board determined that all Audit Committee members are financially literate and independent under NASDAQ listing standards for audit committee members. The Board also determined that Messrs. Lauer and Mutch each qualify as an “audit committee financial expert” under SEC rules.

Compensation Committee.  The Compensation Committee held eleven meetings during fiscal year 2012. The purpose of the Compensation Committee is to enhance shareholder value by ensuring that pay available to the Board, Chief Executive Officer, and other executive officers enables us to attract and retain high-quality leadership and is consistent with our executive pay philosophy. As part of its responsibility, the Compensation Committee oversees our pay plans and policies; annually reviews and determines all pay, including base salary, annual cash incentive, long-term equity incentive, and retirement and perquisite plans; administers our incentive programs, including establishing performance goals, determining the extent to which performance goals are achieved, and determining awards; administers our equity pay plans, including making grants to our executive officers; and regularly evaluates the effectiveness of the overall executive pay program and evaluates our incentive plans to determine if the plans’ measures or goals encourage inappropriate risk-taking by our employees. A more complete description of the Compensation Committee’s functions is found in the Compensation Committee Charter.

Our Law and Human Resources Departments support the Compensation Committee in its work and, in some cases, as a result of delegation of authority by the Compensation Committee, fulfill various functions in administering our pay programs. In addition, the Compensation Committee has the authority to engage the services of outside consultants and advisers to assist it. In fiscal year 2012, the Compensation Committee relied on information provided by Towers Watson, its compensation consultant, regarding competitive market assessments of compensation for the Company’s executive officers and non-employee Directors.

While the Compensation Committee directly retained Towers Watson, in carrying out its assignments, Towers Watson also interacted with our executive officers when necessary and appropriate, including our Chief Executive Officer, Chief Financial Officer, and our General Counsel, who provided data and insight on our compensation programs and business strategies. These executive officers attend Compensation Committee meetings when executive compensation, Company performance, and individual performance are discussed and evaluated by Compensation Committee members, and they provide their thoughts and recommendations on executive pay issues during these meetings and provide updates on financial performance, industry status, and other factors that may impact executive compensation. Decisions regarding the Chief Executive Officer’s compensation were based solely on the Compensation Committee’s deliberations, while compensation decisions regarding other executive officers took into consideration recommendations from the Chief Executive Officer. Only Compensation Committee members make decisions on executive officer compensation and approve all outcomes.

Nominating and Corporate Governance Committee.  The Nominating and Corporate Governance Committee (“Nominating Committee”) held five meetings during fiscal year 2012. The Nominating Committee assists the Board in finding and nominating qualified people for election to the Board; reviewing shareholder-recommended nominees; assessing and evaluating the Board’s effectiveness; and establishing, implementing, and overseeing our governance programs and policies. The Nominating Committee is responsible for reviewing the qualifications of, and recommending to the Board, individuals to be nominated for membership on the Board. The Board adopted Guidelines for Qualifications and Nomination of Director Candidates (“Nominating Guidelines”), and the Nominating Committee considers nominees using the criteria set forth in the Nominating Guidelines. At a minimum, a Director nominee must:

•	Be of proven integrity with a record of substantial achievement;
•	Have demonstrated ability and sound business judgment based on broad experience;
•	Be able and willing to devote the required amount of time to the Company’s affairs, including attendance at Board and Committee meetings;
•	Be analytical and constructive in the objective appraisal of management’s plans and programs;
•	Be committed to maximizing shareholder value and building a sound Company, long-term;
•	Be able to develop a professional working relationship with other Board members and contribute to the Board’s working relationship with senior management of the Company;
•	Be able to exercise independent and objective judgment and be free of any conflicts of interest with the Company; and
•	Be able to maintain the highest level of confidentiality.

The Nominating Committee considers the foregoing factors, among others, in identifying nominees; however, there is no policy requiring the Nominating Committee to consider the impact of any one factor by itself. The Nominating Committee also will consider the Board’s current and anticipated needs in terms of number, diversity, specific qualities, expertise, skills, experience, and background. In addition, the Corporate Governance Guidelines state that the Board should have a balanced membership, with diverse representation of relevant areas of experience, expertise, and backgrounds. The Nominating Committee seeks nominees that collectively will build a capable, responsive, and effective Board, prepared to address strategic, oversight, and governance challenges. The Nominating Committee believes that the backgrounds and qualifications of the Directors as a group should provide a significant mix of experience, knowledge, and abilities that will enable the Board to fulfill its responsibilities.

The Nominating Committee will consider shareholder-recommended nominees for membership on the Board. For a shareholder to properly nominate a candidate for election as a Director at a meeting of the shareholders, the shareholder must be a shareholder of record at the time the notice of the nomination is given and at the time of the meeting, be entitled to vote at the meeting in the election of Directors, and have given timely written notice of the nomination to the Secretary. To be timely, notice must be received by the Secretary, in the case of an annual meeting, not less than 90 days nor more than 120 days prior to the anniversary of the previous year’s annual meeting; provided, however, that if the date of the annual meeting is advanced more than 30 days prior to or delayed by more than 30 days after the anniversary of the preceding year’s annual meeting, notice must be delivered not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th calendar day following the day on which public disclosure of the date of such annual meeting is first made. In the case of a special meeting, timely notice must be received by the Secretary not later than the close of business on the 10th day after the date of such meeting is first publicly disclosed. A shareholder’s notice must set forth, as to each candidate:

•	Name, age, business address, and residence address of the candidate;
•	Principal occupation or employment of the candidate;
•	Class and number of shares that are owned of record or beneficially by the candidate;
•	Information about the candidate required to be disclosed in a proxy statement complying with the rules and regulations of the SEC;
•

Written consent of the candidate to serve as a Director if elected and a representation that the candidate does not and will not have any undisclosed voting arrangements with respect to his actions as a Director, will comply with the Company’s Regulations and all other publicly disclosed corporate governance, conflict of interest, confidentiality, and share ownership and trading policies and Company guidelines;

•	Name and address of the shareholder making such nomination and of the beneficial owner, if any, on whose behalf the nomination is made;

•	Class and number of shares that are owned of record or beneficially by the shareholder and by any such beneficial owner as of the date of the notice;
•

Representation that the shareholder or any such beneficial owner is a holder of record or beneficially of the shares entitled to vote at the meeting and intends to remain so through the date of the meeting;

•

Description of any agreement, arrangement, or understanding between or among the shareholder and any such beneficial owner and any other persons (including their names) with respect to such nomination;

•

Description of any agreement, arrangement, or understanding in effect as of the date of the shareholder’s notice pursuant to which the shareholder, any such beneficial owner, or any other person directly or indirectly has other economic interests in the shares of the Company;

•	Representation that the shareholder intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; and
•

Representation whether the shareholder intends to deliver a proxy statement and/or form of proxy to holders of outstanding common shares and/or otherwise to solicit proxies in support of the nomination.

The Nominating Committee may request additional information from such nominee to assist in its evaluation. The Nominating Committee will evaluate any shareholder-recommended nominees in the same way it evaluates nominees recommended by other sources, as described above.

Special Committee.  The Special Committee was formed during fiscal year 2011 and continued to serve during fiscal year 2012 to consider potential strategic alternatives for the Company. The Special Committee was comprised solely of independent Directors, and its objectives were to support the Board in a number of matters directly related to the execution of Agilysys’ strategic plan; evaluate a range of alternatives that maximize shareholder value; and review and provide recommendations to the Board on these matters for full Board consideration. The Special Committee held five meetings during fiscal year 2012 and was disbanded in May 2011.

Board Leadership

The Board determined that having an independent Director serve as Chairman of the Board is in the best interest of shareholders at this time. This structure has been particularly important as the Board considered strategic alternatives and direction and implemented changes in the executive management team. The structure ensures a greater role for our independent Directors in the oversight of the Company and the active participation in setting agendas and establishing priorities and procedures for the Board. Pursuant to the Board’s Corporate Governance Guidelines, it is our policy that the positions of Chairman of the Board and Chief Executive Officer be held by different individuals, except as otherwise determined by the Board.

Risk Oversight

Management is responsible for the day-to-day management of risks facing the Company, while the Board, as a whole and through its Committees, is actively involved in the oversight of such risks. The Board’s role in risk oversight includes regular reports at Board and Audit Committee meetings from members of senior management on areas of material risk to the Company, including strategic, financial, operational, and legal and regulatory compliance risks. Management regularly identifies and updates, among other items, the population of possible risks for the Company, assigns risk ratings, prioritizes the risks, assesses likelihood of risk occurrence, develops risk mitigation plans for prioritized risks, and assigns roles and responsibilities to implement mitigation plans. Risks are ranked by evaluating each risk’s likelihood of occurrence and magnitude. Our Compensation Committee of the Board, in consultation with management, evaluates our incentive plans to determine if the plans’ measures or goals encourage inappropriate risk-taking by our employees. As part of its evaluation, our Compensation Committee determined that the performance measures and goals were tied to our business, financial, and strategic objectives. As such, the incentive plans are believed not to encourage risk-taking outside of the range of risks contemplated by the Company’s business plan.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee during fiscal year 2012 or as of the date of this Proxy Statement is or has been an officer or employee of the Company, and none of our executive officers served on the compensation committee (or other committee serving an equivalent function) or board of any company that employed any member of our Compensation Committee or our Directors.

DIRECTOR COMPENSATION

Following the sale of the Company’s Technology Solutions Group (“TSG”) business unit in August of 2011, the Compensation Committee re-evaluated the Directors’ compensation structure in light of the smaller Company size and reviewed competitive market assessment data provided by Towers Watson in it analysis. As a result, the Compensation Committee recommended, and the Board approved, a reduced compensation structure for non-employee Directors. The following information and discussion summarize the compensation changes and our non-employee Directors’ fiscal year 2012 compensation:

•	The annual cash retainer for each Director was reduced from $30,000 to $25,000;
•	The additional cash retainer for the Chairman of the Board was reduced from $50,000 to $35,000;
•	The additional cash retainer for each Chairman of the Nominating and Compensation Committees was reduced from $10,000 to $7,500;
•	The additional cash retainer for the Chairman of the Audit Committee was reduced from $15,000 to $10,000;
•	The additional cash retainer for each member of the Audit, Nominating and Compensation Committees, including each Chairman, was reduced from $15,000 to $10,000; and
•	The fiscal year 2012 award of restricted shares to each Director was valued at $70,000 on the grant date, compared to $80,000 for the prior fiscal year’s award.

Each member of the Special Committee received a cash retainer of $15,000, and the Chairman of the Special Committee received an additional cash retainer of $10,000. Each member also received a $5,000 cash bonus upon closing of the TSG sale, in recognition of their efforts. Additionally, Keith Kolerus, Chairman of the Board, received a $50,000 cash payment upon closing of the TSG sale, in recognition of his efforts and the successful closing of the sale.

The fiscal year 2012 equity award for each Director consisted of 9,434 restricted shares, based on a $7.42 grant date price, and was granted under the 2011 Stock Incentive Plan. The restricted shares vested on March 31, 2012 and provided for pro-rata vesting upon retirement prior to March 31, 2012. The grant was made in August 2011, after the closing of the TSG sale, to the then current, non-employee Directors; however, Mr. Cueva declined the award given the significant ownership in the Company by his firm, MAK Capital. Our Directors are subject to share ownership guidelines that require ownership of either (i) three times the Director’s respective annual cash retainer within two years of service and six times the Director’s respective annual cash retainer within four years of service; or (ii) 15,000 shares within the first two years following the Director’s election to the Board and 45,000 shares within four years of election. We pay no additional fees for Board or Committee meeting attendance. Mr. Dennedy ceased receiving compensation for his service as a Director upon his appointment as an executive officer, and all compensation received by Mr. Dennedy thereafter was for his service as an executive officer, except for payments made for his service on the Special Committee prior to its disbandment. All compensation received by Mr. M. Ellis was for his service as an executive officer.

Director Compensation for Fiscal Year 2012

Director	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Total ($)
Thomas A. Commes	25,000	—	25,000
R. Andrew Cueva	58,750	—	58,750
Howard K. Knicely	23,333	—	23,333
Keith M. Kolerus	140,000	70,000	210,000
Robert A. Lauer	67,917	70,000	137,917
Robert G. McCreary, III	46,667	70,000	116,667
John Mutch	50,000	70,000	120,000

(1)	Fees are paid quarterly. Fees reflect partial service during the fiscal year for Messrs. Commes and Knicely (prior to their retirement), reflect payments made during fiscal year 2012 to Special Committee members for their services prior to the Special Committee being disbanded, and reflect changes in Committee membership and fee structure in August 2011. Refer to discussion above for Director compensation structure. Mr. Dennedy’s fees paid for services prior to becoming an executive officer are disclosed in the Summary Compensation Table.
(2)	Amounts in this column represent the grant date fair value of the restricted shares computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718. As of March 31, 2012, the aggregate number of unexercised stock options held by each non-employee Director was as follows: Mr. Commes, 30,000; Mr. Knicely, 30,000; Mr. Kolerus, 22,500; Mr. Lauer, 30,000; and Mr. McCreary, 30,000.

PROPOSAL 1 ELECTION OF DIRECTORS

At the Annual Meeting, shareholders will elect three Class B Directors for a term expiring at the 2014 Annual Meeting. The Board’s nominees for election are James H. Dennedy, Jerry C. Jones and John Mutch. Mr. Jones is a first-time nominee to the Board. If all nominees are elected at the Annual Meeting, the Board will increase its size to seven members. Each nominee has indicated his willingness to serve as a Director, if elected. A biography for each Director nominee and our continuing Directors follows and, if applicable, arrangements under which a Director was appointed to the Board or information regarding any involvement in certain legal or administrative proceedings is provided. Additional information about the experiences, qualifications, attributes, or skills of each Director in support of his service on the Board is also provided.

THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE ELECTION OF MESSRS. DENNEDY, JONES AND MUTCH. PROXY CARDS RECEIVED BY THE COMPANY WILL BE VOTED “FOR” THE ELECTION OF MESSRS. DENNEDY, JONES AND MUTCH UNLESS THE SHAREHOLDER SPECIFIES OTHERWISE ON THE PROXY CARD.

DIRECTOR NOMINEES

(Class B – Term to Expire in 2014)

James H. Dennedy	Age 46	Director since 2009

President and Chief Executive Officer of the Company since October 2011. Interim President and Chief Executive Officer since May 2011. Principal and Chief Investment Officer with Arcadia Capital Advisors, LLC, an investment management company making active investments in public companies, from April 2008 to May 2011. President and Chief Executive Officer of Engyro Corporation, an enterprise software company offering solutions in systems management, from January 2005 to August 2007. Previously a director of Entrust, Inc., I-many, Inc., and NaviSite, Inc. As a former President of a division of a publicly-held software company and as a Chief Executive Officer of a private software company, Mr. Dennedy has experience in the technology industry. In addition, Mr. Dennedy has extensive experience in investment strategy, capital structure, financial strategy, mergers and acquisitions, and significant public company leadership and board experience.

John Mutch	Age 55	Director since 2009

Chief Executive Officer of BeyondTrust, a security software company, since October 2008. Founder and a Managing Partner of MV Advisors, LLC, a strategic block investment firm that provides focused investment and strategic guidance to small and mid-cap technology companies, from 2006 to 2008. Director of Steel Excel Inc., and previously Director of Edgar Online, Inc. and Aspyra, Inc. Mr. Mutch has been an operating executive and investor in the technology industry for over 25 years and has a long, sustained track record of creating shareholder value through both activities. As a Chief Executive Officer of an IT company, Mr. Mutch has extensive experience in the technology industry, restructuring, financial management and strategy, capital markets, sales management, and marketing.

Jerry C. Jones	Age 56

Chief Legal Officer and Senior Vice President of Acxiom Corporation, a marketing technology and services company, since 1999. Prior to joining Acxiom, Mr. Jones was a partner with the Rose Law Firm in Little Rock, Arkansas, where he specialized in problem solving and business litigation for 19 years, representing a broad range of business interests. Previously he was a director of Entrust, Inc. He is a 1980 graduate of the University of Arkansas School of Law and holds a bachelor’s degree in public administration from the University of Arkansas. As the Chief Legal Officer of a technology company, Mr. Jones has extensive experience with legal, privacy, and security matters. He has also led the strategy and execution of mergers and alliances and international expansion efforts. The Board has determined that Mr. Jones would qualify as an independent Director if elected at the Annual Meeting.

CONTINUING DIRECTORS

(Class A – Term to Expire in 2013)

R. Andrew Cueva	Age 41	Director since 2008

Managing Director of MAK Capital Fund, L.P., a value-oriented hedge fund, since 2005. Portfolio manager and analyst at Green Cay Asset Management from 2002 to 2004. As Managing Director of MAK Capital, the Company’s largest shareholder, Mr. Cueva is uniquely qualified to represent the interests of the Company’s shareholders. Additionally, Mr. Cueva’s qualifications and experience include capital markets, investment strategy, and financial management.

Keith M. Kolerus	Age 66	Director since 1998

Chairman of the Board of the Company since October 2008. Retired Vice President, American Division, National Semiconductor, a producer of semiconductors and a leader in analog power management technology, from 1996 to February 1998. Mr. Kolerus served as Chairman of the Board of Directors, National Semiconductor Japan Ltd., from 1995 to 1998, and Chairman of the Board of Directors of ACI Electronics, LLC, from 2004 to 2008. Mr. Kolerus has extensive experience in engineering, global operations, private and public companies, software and hardware technology companies, government contracting, capital markets, financial management, and the technology industry. Mr. Kolerus’ prior experiences as a board chairman uniquely qualify him to lead the Board as its Chairman.

Robert A. Lauer	Age 68	Director since 2001

Retired from Accenture, a consulting firm (formerly known as Andersen Consulting), in August 2000. Mr. Lauer held numerous operational positions covering regional, national, and global responsibilities during his 31-year career, most recently serving as Managing Partner Global Human Performance Services and Managing Partner Change Management Global Communications and High Tech Industries. Mr. Lauer’s career in the information technology industry provided him with extensive experience and qualifications in global business operations, corporate and organizational restructurings, management of professional services personnel, and the development, implementation and deployment of large-scale business application software solutions in numerous industry verticals.

Robert G. McCreary III	Age 60	Director since 2001

Founder and currently a principal of CapitalWorks, LLC, a private equity group, since 1999. Mr. McCreary has served in numerous managing partner positions in investment banking firms and as a partner in a large regional corporate law firm. Mr. McCreary has extensive experience and qualifications in law, corporate governance, financial strategy, capital markets, investment strategy and mergers and acquisitions, and governance of portfolio companies.

EXECUTIVE OFFICERS

The following are biographies for each of our current, non-Director executive officers. The biography for Mr. Dennedy, our President and Chief Executive Officer, and a Director, is provided above.

Name	Age	Current Position	Previous Positions
Robert R. Ellis	38	Senior Vice President and Chief Financial Officer since October 2011 and Treasurer since January 2012.	Vice President of Accounting and Financial Operations and Principal Accounting Officer at Radiant Systems, Inc. from 2007 to October 2011. Corporate Controller and Director at Radiant from 2003 to 2007.
Kyle C. Badger	44	Senior Vice President, General Counsel and Secretary since October 2011.	Executive Vice President, General Counsel and Secretary at Richardson Electronics, Ltd. from 2007 to October 2011. Senior Counsel at Ice Miller LLP from 2006 to 2007. Partner at McDermott, Will & Emery LLP from 2003 to 2006.
Paul A. Civils	61	Senior Vice President and General Manager since November 2008.	Vice President and General Manager, Retail Solutions from October 2003 to November 2008.
Larry Steinberg	44	Senior Vice President and Chief Technology Officer since June 2012.	Principal Development Manager, Microsoft Corporation from August 2009 to present, and Principal Architect from June 2007 to July 2009; Founder and Chief Technology Officer of Engyro Corporation from March 1995 to May 2007.
Janine K. Seebeck	36	Vice President and Controller since November 2011.	Vice President of Finance, Asia Pacific, at Premiere Global Services, Inc. from 2008 to April 2011. Vice President, Corporate Controller at Premiere from 2002 to 2008.

BENEFICIAL OWNERSHIP OF COMMON SHARES

The following table shows the number of common shares beneficially owned as of June 14, 2012 by (i) each current Director and Director nominee; (ii) each individual who served as Chief Executive Officer during fiscal year 2012; (iii) each individual who served as Chief Financial Officer during fiscal year 2012; (iv) the other three most highly compensated executive officers who were serving as executive officers at the end of fiscal year 2012 whose total compensation exceeded $100,000; (v) two additional individuals who would have been among the three most highly compensated executive officers but for the fact that they were not serving as executive officers at the end of fiscal year 2012 (together with the individuals covered by (ii), (iii), and (iv) above, the “Named Executive Officers”); (vi) all Directors and executive officers as a group; and (vii) each person who is known by us to beneficially own more than 5% of our common shares.

Name	Common Shares		Shares Subject to Exercisable Options	Restricted Shares (1)	Total Shares Beneficially Owned (1)	Percent of Class (2)
Directors
R. Andrew Cueva (3)	5,284,648		—	—	5,284,648	24.0
Jerry C. Jones	—		—	—	—	*
Keith M. Kolerus	100,171		22,500	9,383	132,054	*
Robert A. Lauer	57,264		30,000	9,383	96,647	*
Robert G. McCreary, III (4)	64,048		30,000	9,383	103,431	*
John Mutch	34,050		—	9,383	43,433	*
Named Executive Officers
Henry R. Bond	—		—	—	—	*
Paul A. Civils	5,735		133,641	18,773	158,149	*
James H. Dennedy	112,985		—	50,938	163,923	*
Martin F. Ellis	74,218		—	—	74,218	*
Robert R. Ellis	30,473		5,350	22,218	58,041	*
Anthony Mellina	71,927		—	—	71,927	*
Tina Stehle	11,361		130,348	—	141,709	*
Curtis C. Stout	6,631		116,284	4,493	127,408	*
Kathleen A. Weigand	26,525		—	—	26,525	*
All Directors and Executive Officers	5,897,859		473,571	223,185	6,594,615
Other Beneficial Owners
MAK Capital One, LLC et al 590 Madison Avenue, 9th Floor New York, New York 10022	7,056,934	(5)				32.0
Dimensional Fund Advisors LP 6300 Bee Cave Road Palisades West, Building One Austin, Texas 78746	1,908,969	(6)				8.7
The Vanguard Group, Inc. 100 Vanguard Boulevard Malvern, Pennsylvania 19355	1,293,105	(7)				5.9
Black Rock, Inc. 40 East 52nd Street New York, New York 10022	1,344,402	(8)				6.1

(1)	Beneficial ownership of the shares comprises both sole voting and dispositive power, or voting and dispositive power that is shared with a spouse, except for restricted shares for which individual has sole voting power but no dispositive power until such shares vest.
(2)	* indicates beneficial ownership of less than 1% on June 14, 2012.

(3)	Comprised entirely of shares beneficially owned by MAK Capital Fund L.P. and excludes shares beneficially owned by Paloma International L.P. Mr. Cueva may be deemed to share beneficial ownership in shares that MAK Capital Fund L.P. may be deemed to beneficially own; however, Mr. Cueva disclaims beneficial ownership of the shares, except to the extent of his pecuniary interest in MAK Capital Fund L.P.’s interest in such shares. The inclusion in this table of the shares beneficially owned by MAK Capital Fund L.P. shall not be deemed an admission by Mr. Cueva of beneficial ownership of all of the reported shares.
(4)	On December 1, 2010, Mr. McCreary contributed 30,000 shares to a grantor retained annuity trust pursuant to which Mr. McCreary retains beneficial ownership of the shares.
(5)

As reported on a Schedule 13D/A dated May 31, 2011. MAK Capital One LLC has shared voting and dispositive power with respect to all of the shares. MAK Capital One LLC serves as the investment manager of MAK Capital Fund LP (“MAK Fund”). MAK GP LLC is the general partner of MAK Fund. Michael A. Kaufman, managing member and controlling person of MAK GP LLC and MAK Capital One LLC, has shared voting and dispositive power with respect to all of the shares. MAK Fund and R. Andrew Cueva have shared voting and dispositive power with respect to 5,284,648 shares. Paloma International L.P. (“Paloma”), through its subsidiary Sunrise Partners Limited Partnership, and S. Donald Sussman, controlling person of Paloma, have shared voting and dispositive power with respect to 1,772,286 shares. The principal business address of MAK Capital One LLC, MAK GP LLC and Messrs. Kaufman and Cueva is 590 Madison Avenue, 9th Floor, New York, New York 10022. The principal address of MAK Fund is c/o Dundee Leeds Management Services Ltd., 129 Front Street, Hamilton, HM 12, Bermuda. The principal address of Paloma and Sunrise Partners Limited Partnership is Two America Lane, Greenwich, Connecticut 06836-2571. The principal business address for Mr. Sussman is 6100 Red Hook Quarters, Suites C1-C6, St. Thomas, US Virgin Islands 00802-1348.

On May 31, 2011, MAK Fund, Paloma and Computershare Trust Company, N.A. (the “Trustee”) entered into an Amended and Restated Voting Trust Agreement (the “Revised Voting Trust Agreement”) to clarify the effect on the voting trust created by the Voting Trust Agreement dated as of December 31, 2009, were the reporting persons (named above) to beneficially own one-third or more of the Company’s outstanding voting securities as a result of a decrease in the total number of voting securities outstanding. In such event, regardless of the reporting persons’ economic interest in the Company, its voting power will be effectively limited to no more than 23% or 27% of the voting securities in the event of a shareholder vote on (i) a merger, consolidation, conversion, sale or disposition of stock or assets or other business combination which requires approval of two-thirds of the Company’s voting power (a “Strategic Transaction”) or (ii) a transaction other than a Strategic Transaction which requires approval of two-thirds of the Company’s voting power (an “Other Transaction”), respectively. In connection with a Strategic Transaction or Other Transaction, the reporting persons would continue to possess the total voting power only over a number of voting securities that would equal the total voting power it would possess were it to hold only one-third of the voting securities. The Revised Voting Trust Agreement will become effective if and when the number of shares owned by the reporting persons equals or exceeds one-third of the voting securities then outstanding as a result of a decrease in the total number of voting securities outstanding. Until such time, the Voting Trust Agreement will remain in full force and effect.

The Voting Trust Agreement provides that, for transactions requiring at least two-thirds of the voting power to approve, Trustee will vote shares as follows: (i) for a Strategic Transaction, vote shares that exceed 20% of the outstanding shares in favor of, against, or abstaining from voting in the same proportion as all other shares voted by shareholders (including reporting persons’ shares that do not exceed the 20% threshold); and (ii) for Other Transactions, vote shares that exceed 25% of the outstanding shares in favor of, against, or abstaining from voting in the same proportion as all other shares voted by shareholders (including reporting persons’ shares that do not exceed the 25% threshold). The Voting Trust Agreement terminates (i) if the vote necessary to approve all forms of transactions is lowered to the affirmative vote of holders of shares entitling them to exercise at least a majority of the voting power on the proposal to approve such transactions (from two-thirds); (ii) if MAK Fund and Paloma are no longer members of a “group” for purposes of Section 13(d) of the Securities Exchange Act, then the Voting Trust Agreement terminates with respect to any of MAK Fund and Paloma that beneficially owns not more than 20% of the outstanding shares; (iii) on February 18, 2020, or February 18, 2025 if MAK Fund continues to hold 20% of the outstanding shares; or (v) if another person or entity holds greater than 20% of the outstanding shares that are not subject to a similar voting agreement.

(6)	As reported on a Schedule 13G/A dated February 10, 2012. Dimensional Fund Advisors LP has sole voting power with respect to 1,875,467 shares and sole dispositive power with respect to 1,908,969 shares.
(7)	As reported on a Schedule 13G/A dated February 7, 2012. The Vanguard Group, Inc. has sole voting and shared dispositive power with respect to 34,458 shares and sole dispositive power with respect to 1,258,647 shares.
(8)	As reported on a Schedule 13G/A dated February 13, 2012. BlackRock, Inc. has sole voting and dispositive power with respect to all of the shares.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act requires the Company’s Directors and certain of its executive officers and persons who beneficially own more than 10% of the Company’s common shares to file reports of and changes in ownership with the SEC. Based solely on the Company’s review of copies of SEC filings it has received or filed, the Company believes that each of its Directors, executive officers, and beneficial owners of more than 10% of the shares satisfied the Section 16(a) filing requirements during fiscal year 2012, with one exception. On March 31, 2011, restricted shares for Messrs. M. Ellis, Bond, Mellina, Civils, Stout, and Dyer and Mmes. Weigand and Stehle vested, and each executive officer opted to settle his or her tax obligation upon vesting with share withholding. The Form 4’s to report such share withholdings were filed on May 4, 2011.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Highlights

Restructured Management with Reduced Compensation.  The Company’s focus in fiscal year 2012 on streamlining its businesses and restructuring its management team resulted in reduced compensation costs for key executive positions. During fiscal year 2012, key events effecting compensation immediately and for the future, streamlined Company included:

•	Sale of the Company’s TSG business unit, resulting in a smaller, refocused Company and the elimination of the TSG general manager executive officer position; and
•	Restructuring of the management team, including new leadership in key executive positions with comparatively lower compensation arrangements to reflect the smaller, refocused Company.

Performance Linked Compensation.  Our Compensation Committee set fiscal year 2012 compensation, including financial and business targets for performance-based compensation, for our Named Executive Officers (except for Mr. Dennedy) after the closing of the TSG sale, to assure that compensation and goals reflected the Company as it would be for the majority of the fiscal year. In setting compensation targets and goals for the senior management team, the Committee continued to emphasize pay for performance for the new management team by:

•

Comprising the fiscal year’s total compensation opportunity of 25%, on average, of annual cash incentive based on goals focused on significant improvements over fiscal year 2011 results for revenue, gross profit and preservation of cash; and

•

Emphasizing share ownership and granting equity awards after the closing of the TSG sale, such that the ultimate value of the equity awards is dependent on an increase in the share price established after the closing of the TSG sale.

Our Chief Executive Officer’s targeted pay was approximately 65% performance-based, and between 48% and 57% for each of our other active Named Executive Officer’s targeted pay was performance-based, tied directly to annual goals or long-term equity awards, the value of which is tied directly to an increase in share price. As discussed below, targeted annual goals were primarily based on improvements over fiscal year 2011 results for revenue and gross profit, for significant cash preservation, and, for business head executives, significant business unit improvements. Annual incentive payouts ranged from 73% to 112% of target for the Named Executive Officers.

Chief Executive Officer Compensation.  In May 2011, Mr. Dennedy became our Interim Chief Executive Officer, and a one-year compensation package was set at that time in anticipation of successfully closing the TSG sale and his leading the refocused Company through a successful fiscal year 2012. His compensation package reflected the Compensation Committee’s ongoing commitment to link pay to performance and reduced compensation costs, as evidence by the following for Mr. Dennedy:

•	Base salary was set significantly lower, 26%, than his predecessor’s salary;
•	Annual incentive was set at a significantly higher percentage, 100% percent of salary versus 85%;
•	Combined salary and annual incentive were set below median levels for comparable positions based on peer data;
•	Equity award value tied to share price improvement after the sale of TSG;
•	Annual incentive payout of 105% of targeted payout was earned based on Company results; and
•	65% of targeted compensation was variable pay, tied either to performance or significant share price improvement.

In October, the Board removed “interim” from Mr. Dennedy’s title; however, the Compensation Committee did not revise Mr. Dennedy’s compensation package or annual goals, determining that the level of compensation and goals appropriately matched the Company’s current initiatives and compensation philosophy for fiscal year 2012. References within this Compensation Discussion and Analysis and within our executive compensation tables below to our Chief Executive Officer refer to Mr. Dennedy.

Chief Financial Officer Compensation.  In October 2011, Mr. R. Ellis was appointed to Chief Financial Officer. His compensation package also reflected the Compensation Committee’s ongoing commitment to link pay to performance and reduced compensation costs, as evidence by the following for Mr. R. Ellis:

•	Base salary was set 8% lower than his predecessor’s salary;
•	Annual incentive was set at a higher percentage, 60% percent of salary versus 50%;
•	50% of long-term incentive award value is based entirely on share price improvement after the sale of TSG, while the balance is tied to post-TSG sale share price improvement ;
•	Annual incentive payout of 112% of targeted payout was earned based on Company results; and
•	57% of targeted compensation was variable pay, tied either to performance or significant share price improvement

Compensation Focus for Fiscal Year 2013.  In response to current executive compensation trends, and after considering the results of our 2011 vote on Named Executive Officer compensation, which confirmed the Company’s philosophy and objectives relative to our executive compensation program, the Compensation Committee continued efforts to reduce compensation expense and link executive pay to performance by:

•	Establishing minimal base salary increases;
•	Focusing annual incentive on significant improvements over fiscal year 2012 results;
•	Structuring long-term incentives to reward increases in shareholder value.

Compensation Philosophy, Objectives, and Structure

Our Compensation Committee adopted its pay philosophy, objectives, and structure for Named Executive Officers to achieve financial and business goals and create long-term shareholder value. Our Compensation Committee reaffirmed the pay philosophy, objectives, and structure for fiscal year 2012.

Compensation Philosophy and Objectives.  Our Compensation Committee’s pay philosophy is to pay a base salary and provide target annual cash incentives and long-term equity incentives, each at the 50th percentile of comparative peer group compensation, and to annually review these compensation components based on peer group comparisons and tie compensation to our business strategy. The Compensation Committee’s objective is to establish an overall compensation package to:

•	Reward the achievement of business objectives approved by our Board;
•	Tie a significant portion of compensation to the long-term performance of our common shares;
•	Provide a rational, consistent, and competitive executive compensation program that is well understood by those to whom it applies; and
•	Attract, retain, and motivate executives who can significantly contribute to our success.

Compensation Structure.  Our compensation structure is comprised of:

•

Base Salary — Base salary provides fixed pay levels aimed to attract and retain executive talent. Variations in salary levels among Named Executive Officers are based on each executive’s roles and responsibilities, experience, functional expertise, relation to peer pay levels, competitive assessments, individual performance, and changes in salaries in the overall general market and for all employees of the Company. Salaries are reviewed annually by our Compensation Committee, and changes in salary are based on these factors and input from our Chief Executive Officer, other than for himself. None of the factors are weighted according to any specific formula. New salaries generally are based on the Compensation Committee’s discretion and judgment but may be based on any of the above-mentioned relevant factors.

•

Annual Incentives — Annual incentives provide cash variable pay for achievement of the Company’s financial, strategic, and operational goals and individual goals, with target incentives set as a percentage of salary, designed to reward achievement of goals with an annual cash payment. Variations in incentive components and mix among Named Executive Officers are determined by our Compensation Committee and based on each executive’s respective business unit or corporate goals and each executive’s individual goals and corporate-wide initiatives, as well as market data, length of time in current role or similar role at another company, and recommendations from our Chief Executive Officer, other than for himself.

•

Long-Term Incentives — Long-term incentives are variable, equity incentives designed to drive improvements in performance that build wealth and create long-term shareholder value by tying the value of earned incentives to the long-term performance of our common shares. Target incentives are set as a percentage of salary. Variations in awards among Named Executive Officers are determined by our Compensation Committee after a review of various factors, including recommendations based on market data, individual ability to influence results, length of time in current role or similar role at another company, and recommendations from our Chief Executive Officer, other than for himself.

Compensation Key Considerations

Annual Goal Setting.  Annual goals for our Named Executive Officers are tied to our financial, strategic, and operational goals and include business specific financial targets relating to our goals. Each Named Executive Officer’s annual incentive goals are established by our Compensation Committee, with input from our Chief Executive Officer (other than for himself). At fiscal year-end, the Compensation Committee evaluates the performance of each Named Executive Officer and determines an appropriate award based on established goals, with input from our Chief Executive Officer (other than for himself) on individual goals. Our Compensation Committee establishes our Chief Executive Officer’s annual incentive goals and determines his appropriate award based on established goals.

Variable Pay at Risk.  Our philosophy drives the provision of greater at-risk pay to our Named Executive Officers, and variable pay at risk comprised approximately 65% of target annual compensation for our Chief Executive Officer and 50% or more for other Named Executive Officers. Our Named Executive Officers have significant opportunities for long-term, equity-based incentive compensation, higher than for annual cash incentive compensation in most cases, as our philosophy is to tie a significant portion of compensation to the long-term performance of our common shares. As a result, significant emphasis is placed on long-term shareholder value creation, thereby minimizing excessive risk taking by our executives.

Competitive Market Assessments.  During fiscal year 2012, Towers Watson provided the Compensation Committee with two competitive market assessments, one in March and one in August, which updated the March assessment to adjust for expected revenues of the smaller Company after the closing of the TSG sale. The assessments evaluated compensation levels for the Company’s top eight executive positions, including the Named Executive Officers. The assessments compared published survey compensation data for both general industry and the high technology services industry to current compensation levels for the Company’s executives. Competitive compensation levels in these industries were gathered for base salary, annual incentive, total cash compensation, long-term incentive, and total direct compensation. The purpose of the assessments was to compare current market data to our current compensation, which was based on prior benchmarking performed by the Company, where compensation levels were benchmarked to separate, defined peer group companies for corporate executives and each business unit executive. Towers advised that an assessment using the general and high technology services industries data provides more representative and relevant comparisons given the size of the Company. As further detailed below, the assessments showed that all elements of the Company’s overall compensation fell between the 25th and 50th percentiles within both the general and high technology services industries. Typically, an individual position is considered to be paid at market if it is within 15% (above or below) the competitive median and the assessments showed that the Company had individuals above, within, and below that range.

Tally Sheets.  Our Compensation Committee analyzes tally sheets at the beginning of the fiscal year to review overall compensation and pay mix for each Named Executive Officer. Tally sheets include a three-year look-back of total compensation, including annual cash compensation, long-term incentive awards granted and earned, and benefits and perquisites. Tally sheets also include a cumulative inventory of equity grants by fiscal year, including the value of outstanding equity at the Company’s current stock price and the value received for prior vesting and exercises of equity. The tally sheets bring together, in one place, all elements of Named Executive Officers’ actual compensation and information about wealth accumulation so that our Compensation Committee can analyze the individual elements and mix of compensation and the aggregate total amount of annual and accumulated compensation. Tally sheets are also used by the Compensation Committee to evaluate internal pay equity among the Named Executive Officers and to determine the impact of employment termination or change of control events. In support of the philosophy of rewarding future performance, the Compensation Committee does not consider prior pay outcomes in setting future pay levels. Rather, tally sheets are used by the Compensation Committee to review compensation as compared to expectations, and our Compensation Committee determined that annual compensation set for our Named Executive Officers for fiscal year 2012 was consistent with expectations and with the established compensation philosophy and pay mix guidelines driven by that philosophy.

Fiscal Year 2012 Compensation

Salary.  For fiscal year 2012, salary comprised 35% of total target compensation for our Chief Executive Officer and between 43% and 52% for our other Named Executive Officers (who were granted annual and long-term incentives). The Compensation Committee considered the competitive market assessments provided by Towers Watson in determining fiscal year 2012 salaries for the Named Executive Officers. For purposes of the assessments, incumbents were matched to survey benchmarks based upon responsibilities, and market-competitive salaries were determined by regressing each benchmark to each Named Executive Officer’s respective revenue responsibilities, which placed those with corporate responsibilities in one grouping and the business unit heads in their own respective category relative their respective unit’s revenue. As noted above, the assessment was reevaluated after the TSG sale in consideration of the continuing, smaller revenue, Company.

The survey data included values at the 25th, 50th (market median), and 75th percentiles. While overall fiscal year 2012 salaries were evaluated as part of the initial assessment early in the fiscal year, except for our Chief Executive Officer, final salary determinations were not made until the TSG sale was approved and, as such, no salary changes were considered for Messrs. M. Ellis and Mellina, as neither executive continued with the Company after the TSG sale. The Committee set Mr. Dennedy’s salary at the time of his appointment to Interim

President and Chief Executive Officer, and his salary was set significantly lower than the median due to the interim nature of his position, the equal value of, and thus higher emphasis on, his annual and long-term incentives, and the overall fairness of his compensation level. Regarding the remainder of the Named Executive Officers, excluding Mr. R. Ellis, current salaries ranged between 8% below and 17% above median, which was considered competitive. As such, salary increases were made based on individual responsibilities and performance, and increases averaged 2.5%, ranging from 0% to 5.4%, with Ms. Weigand receiving the highest increase in consideration of a 15% premium applied to the top legal benchmark for her additional human resources responsibilities that are not typical in her position. For Mr. R. Ellis, who joined the Company in October 2011, the second assessment, which adjusted benchmarks for the reduced size of the Company, was considered as well as his previous salary level and prior experience in setting his salary, which was set within the competitive range of the median for his position.

Annual Incentives.  For fiscal year 2012, annual goals were set after shareholders approved the TSG sale to reflect the smaller, refocused Company going forward. In prior years, goals were set at the beginning of the fiscal year; however, at the beginning of fiscal year 2011 the eventual size and scope of the Company was uncertain, and thus goals were established when the TSG sale was approved but the outcome of such fiscal year was still substantially uncertain. As such, no awards were granted to Messrs. M. Ellis and Melina. The discussion below, which specifically relates to the table below under “Fiscal Year 2012 Payouts,” provides details regarding fiscal year 2012 annual incentive performance metrics, levels, and payouts for the other Named Executive Officers.

Performance Metrics.  The Compensation Committee set corporate performance metrics, applicable to Messrs. Dennedy, Ellis, Bond, and Stout and Ms. Weigand, for fiscal year 2012 annual incentives to require target level improvements over fiscal year 2011 results of 7.2% for gross profit and 5.8% for revenue. These levels were set based on the Company’s overall operating plan and expected growth and operating improvements in the two continuing business units, Hospitality Solutions Group (“HSG”), for which Ms. Stehle managed development and operations, and Retail Solutions Group (“RSG”), for which Mr. Civils manages all aspects. Target level improvements for HSG, applicable to Ms. Stehle, were set at 3.4% for revenue and 5.7% for gross profit and for RSG, applicable to Mr. Civils, were set at 9.6% for revenue and 10.6% for gross profit. Gross profit was selected as an annual goal component for all Named Executive Officers given the desire to balance sales and margins, as both are manageable by our Named Executive Officers. For the corporate Named Executive Officers, including Messrs. Dennedy, R. Ellis, Bond, and Stout and Ms. Weigand, gross profit goals related to the consolidated Company results, and for the business unit heads, gross profit goals related to their respective business units. The higher percentage for gross profit applicable to the corporate executives was the results of an additional, business specific metric being included as a component (as discussed below) in each business unit head’s mix of metrics for which they each have more direct control. Revenue was also selected as an annual goal component for all Named Executive Officers, as revenue growth has heightened importance in the smaller, refocused Company. For Ms. Stehle, revenue as a percentage of her overall goal was less than for the other Named Executive Officers due to her direct responsibilities over operations and expense management within HSG, as discussed below. While she does not have direct control over revenue, her responsibilities influence revenue.

The cash component metric was added for fiscal year 2012 to promote cash utilization in accordance with the Company’s operating plan. After the TSG sale, the Company stated that its top priorities included improving operating performance and financial results, profitably growing the business, and returning capital to shareholders. To that end, the Company aimed to use its cash, including the proceeds from the TSG sale, to fund working capital needs, make select investments in the businesses, execute its share repurchase plan, and return excess cash to shareholders as prudently as possible. Achieving these objectives required tighter management of operating expenses and focusing investments on growth opportunities with the highest return. The Compensation Committee determined that setting a goal for the fiscal year-end cash balance would promote these objectives. The level of year-end cash applicable to all Named Executive Officers was determined by budgeting fiscal year working capital needs of each business under the operating plan and projecting the targeted level of remaining cash. The importance of achieving this goal at the corporate level made this component the highest weighted for the corporate executives, while the business unit heads had a lower weighting for corporate cash due to emphasis on other business unit specific goals as discussed below and their reduced ability to influence corporate cash.

After the TSG sale, all assets and liabilities, results of operations, and cash flows of TSG were classified as discontinued operations within the Company’s financial statements. As a result, an EBITDA metric for the consolidated Company was determined to be less predictable, incentivizing, and pertinent to the operating plan than the revenue, gross profit, and cash goals selected for the fiscal year metrics. EBITDA within the discreet RSG business unit, however, is within Mr. Civils control, as general manager of RSG. The Company believes RSG EBITDA is a profitability measure, and a key driver of value, focusing on sales, product mix, margins, and expense management. As such Mr. Civil’s heaviest weighted component was RSG EBITDA, targeted at 105% improvement over fiscal year 2011 RSG EBITDA. Due to Ms. Stehle’s direct responsibilities for operating expenses with HSG, and only indirect influence over revenue, the Compensation Committee determined that the most critical goal for Ms. Stehle in relation to the overall achievement of the Company’s operating plan was the expense management within HSG, and as such, control of cash operating expenses was Ms. Stehle’s heaviest weighted component. As with the corporate cash component, the targeted level of expense was determined by budgeting fiscal year working capital needs with the greater operating plan.

Performance percentages for payouts (with proportionate payouts between the target and maximum achievement levels) were based on varying levels of achievement of fiscal year 2012 budgeted results, as set forth below. Additional detail about threshold and maximum incentives are disclosed in the Grants of Plan-Based Awards for Fiscal Year 2012 table.

Component	Threshold		Maximum
	Payout (% of target incentive)	Required Achievement of Performance Measures (%)	Payout (% of target incentive)	Required Achievement of Performance Measures (%)
Revenue	1	87.51	250	118.75
Gross Profit	25	80.1	250	115.0
Cash/EBITDA	50	80.0	250	150.0

The Compensation Committee believed that the plan involved moderate difficulty at the threshold level, a high degree of difficulty at the 100% target level, given continuing competition and pricing pressure in the market, and significant difficulty at the maximum level, requiring significant improvement over fiscal year 2011 results, in each case relative to future expectations at the time the levels were set, and significant preservation of cash. Threshold levels were based on achievement necessary to successfully execute a minimum level of the operating plan.

MBO’s.  In addition to objective performance metrics, management by objective goals (“MBOs”) comprise 25% of the Named Executive Officer’s annual incentive and represent individual performance-based goals, with both quantitative and qualitative measures, relative to individual responsibilities. MBOs emphasize the importance of specific tasks and company-wide initiatives; however, MBOs receive a lesser weighting than the combined performance metric goals due to their indirect and lesser impact on shareholder value. The Compensation Committee has discretion in deciding whether each MBO was achieved and in determining the level of achievement, and thus payout, for the MBO components. Achievement of MBOs results in a payout ranging from the target MBO amount to 150% for maximum achievement, and Named Executive Officers are eligible for proportionate payouts between the target and maximum achievement levels, except there is no payout for MBOs below target achievement level. Consistent with the other elements of compensation, MBOs were established after the TSG sale was approved. Fiscal year 2012 MBO goals and payout allocations for the active Name Executive Officers were as follows:

Executive	Strategic Initiatives	% of MBOs	Operational Initiatives	% of MBOs
James H. Dennedy	Product related initiatives, successful Company relocation and transition, and increased analyst coverage	60	Identification of expense reduction opportunities and successful execution of transition services (to TSG purchaser)	40
Robert R. Ellis	Successful Company relocation and transition and increased analyst coverage	40	Successful execution of transition services (to TSG purchaser), IT initiatives, close process improvements, and identification of expense reduction opportunities	60
Tina Stehle	Product related initiatives	60	Reorganization efforts and identification of expense reduction opportunities	40
Paul A. Civils	Time and budget goals for delivery under significant vendor contracts	40	Operational improvements and optimization of select business opportunities	60
Curtis C. Stout	Competitive analysis, growth strategy development, and increased analyst coverage	40	Development of analysis tools, forecasting initiatives, and identification of expense reduction opportunities	60

Weight differences between initiatives among the Named Executive Officers corresponded to importance of each initiative in respect of the overall Company operating plan. For Mr. Bond and Ms. Weigand, MBOs were focused on the Company’s successful transition and relocation of corporate services and operational improvements similar to the other Named Executive Officers, and due to their departure in October, MBO goals were not executed on, and thus neither received payment for MBOs.

Annual Incentive Levels.  For all Named Executive Officers, fiscal year 2012 target annual incentives were set as a percentage of salary, with the percentage correlating to the overall competitive total target compensation level for each executive. Our Chief Executive Officer’s percentage was set at 100% of his salary, as opposed to approximately 50-60% of salary for other executives, to increase the performance-base nature of his total compensation. Annual incentives comprised 35% of total target compensation for Mr. Dennedy, due to his greater ability to influence corporate goals and initiatives and to directly link a significant portion of his pay, when combined with long-term incentives, to performance. Annual incentive comprised between 22% and 26% for our other Named Executive Officers (who were granted annual and long-term incentives). As with salaries, the Compensation Committee considered the competitive market assessments provided by Towers Watson in evaluating current annual incentive levels and for determining fiscal year 2012 levels. Target levels were based on survey data from companies of comparable revenue and were interpolated for each executive based on calculated competitive salaries, as described above.

The survey data included values at the 25th, 50th (market median), and 75th percentiles and, on average, current target annual incentive percentages of salary were aligned with market median, and total target cash compensation (salary and annual incentive) was in the competitive range for the positions evaluated, ranging from 8% below to 19% above market median. As such, increased annual incentive opportunities were a factor of increased salary, as discussed above, as annual incentives as a percentage of salary approximated current levels. For Mr. R. Ellis, the second (August) assessment was considered, and his annual incentive as a percentage of salary was set higher than market median to link a greater percentage of his compensation to performance, given his ability to influence corporate goals and initiatives, and to set his total target cash compensation in line with market median and his current level of compensation. As with his salary, Mr. Dennedy’s annual incentive level was set at the time of his appointment to heavily weight performance.

Fiscal Year 2012 Payouts.  The chart below sets forth the fiscal year 2012 annual incentive opportunity for each participating Named Executive and the components, weightings, and actual annual incentive payouts based on the Compensation Committee’s review of the achievement of the performance measures. At the corporate level, a threshold level of revenue and target levels of gross profit and cash goals were achieved, resulting in corresponding payouts for those components. At the business segment level, Ms. Stehle achieved threshold levels of revenue and gross profit and near target level of cash operating expenses goals, resulting in corresponding payouts for achievement of those goals within HSG. Mr. Civils achieved target levels of revenue and gross profit and a threshold level of EBITDA, resulting in corresponding payouts for achievement of those goals within RSG. Ms. Stehle and M. Civils also earned a payout for the corporate target level achievement of cash goal. The attainment by each Named Executive Officer of their respective MBOs is reflected in the table below.

	Performance Metrics				Annual Incentive
Target Incentive as a % of salary	Component	Weight	Target	Actual	Target (1)	Payout (1)
James H. Dennedy – 100%	Revenue: AGYS	20%	$213.2M	$209.6M	$70,000	$60,648
	Gross Profit: AGYS	25%	$81.1M	$81.2M	$87,500	$89,586
	Cash: AGYS	30%	$84.3M	$97.6M	$105,000	$154,644
	MBO	25%			$87,500	$64,167
Total					$350,000	$369,045

Robert R. Ellis – 60%	Revenue: AGYS	20%	$213.2M	$209.6M	$15,805	$13,693
	Gross Profit: AGYS	25%	$81.1M	$81.2M	$19,756	$20,227
	Cash: AGYS	30%	$84.3M	$97.6M	$23,707	$34,916
	MBO	25%			$19,756	$19,756
Total					$79,023	$88,591

Henry R. Bond – 50%	Revenue: AGYS	20%	$213.2M	$209.6M	$16,700	$14,540
	Gross Profit: AGYS	25%	$81.1M	$81.2M	$20,875	$21,477
	Cash: AGYS	30%	$84.3M	$97.6M	$25,050	$37,074
	MBO	25%			$20,875	—
Total					$83,500	$73,091

Tina Stehle – 50%	Revenue: HSG	15%	$95.9M	$87.4M	$21,188	$6,034
	Gross Profit: HSG	20%	$57.8M	$56.5M	$28,250	$25,876
	Cash Exp: HSG	30%	($45.8)M	($47.2)M	$42,375	$39,335
	Cash: AGYS	10%	$84.3M	$97.6M	$14,125	$20,803
	MBO	25%			$35,313	$10,594
Total					$141,250	$102,642

Paul A. Civils – 51%	Revenue: RSG	20%	$119.1M	$122.3M	$26,010	$31,524
	Gross Profit: RSG	20%	$23.2M	$24.7M	$26,010	$42,494
	EBITDA: RSG	25%	$7.8M	$6.6M	$32,513	$19,654
	Cash: AGYS	10%	$84.3M	$97.6M	$13,005	$19,154
	MBO	25%			$32,513	$16,256
Total					$130,050	$129,082

Curtis C. Stout – 50%	Revenue: AGYS	20%	$213.2M	$209.6M	$22,750	$19,711
	Gross Profit: AGYS	25%	$81.1M	$81.2M	$28,438	$29,115
	Cash: AGYS	30%	$84.3M	$97.6M	$34,125	$50,259
	MBO	25%			$28,438	$23,698
Total					$113,750	$122,783

Kathleen A. Weigand – 50%	Revenue: AGYS	20%	$213.2M	$209.6M	$18,667	$16,040
	Gross Profit: AGYS	25%	$81.1M	$81.2M	$23,333	$23,693
	Cash: AGYS	30%	$84.3M	$97.6M	$28,000	$40,900
	MBO	25%			$23,333	—
Total					$93,333	$80,663

(1)	Pro-rated from hire date for Mr. R. Ellis and pro-rated from separation date for Mr. Bond and Ms. Weigand. See Grants of Plan-Based Awards table for annualized award amounts.
(2)	Mr. Mellina received no annual incentive award; however, as part of his severance package, a payment of $32,235 was made in lieu of full participation in the annual incentive plan. This was based on achievement, at the time of his separation, of threshold TSG revenue and near-target TSG gross profit goals representative of goals that would have been in place for Mr. Mellina for the fiscal year 2012.

Long-Term Incentives.  As with the annual incentives, the Compensation Committee approved fiscal year 2012 long-term incentive (“LTI”) awards after shareholders approved the TSG sale, except for our Chief Executive Officer. LTI awards to Named Executive Officers consisted of stock-settled appreciation rights (“SSARs”) and restricted shares, both with three-year vesting schedules, pursuant to the Company’s shareholder-approved 2011 Stock Incentive Plan. The Committee considered various LTI award alternatives. While annual incentives targeted specific performance goals, the focus on LTI awards was to link compensation directly to shareholder gains and to improve retention of key management during the Company’s time of transition. SSARs provided the direct link between compensation and shareholder gains in a less dilutive manner than with stock options, and the three-year vesting schedule also enhances retention. Restricted shares also tie compensation to shareholder gains and highly bolster retention over the vesting period.

LTI awards comprised 31% of total target compensation for Mr. Dennedy to directly link a significant portion of his pay, when combined with his annual incentive, to performance and comprised between 23% and 33% for our other Named Executive Officers (who were granted annual and long-term incentives). As with salaries and annual incentives, the Compensation Committee considered the competitive market assessments provided by Towers Watson in evaluating current LTI levels and for determining fiscal year 2012 LTI levels. The Compensation Committee also received input and recommendations from our Chief Executive Officer regarding each Named Executive Officer’s relative ability to influence results in a business segment or in the corporate office. Target levels were based on survey data from companies of comparable revenue and were interpolated for each executive based on calculated competitive salaries, as described above. The data included LTI values at the 25th, market median, and 75th percentiles, and LTI’s as a percentage of base salary at those values. In the aggregate, current LTI values and as a percentage of salary fell between the 25th percentile and market median, with several values outside of the competitive range for the positions evaluated. However, as total target direct compensation was still within a competitive range, despite the lower LTI comparative positions, only slight increases (and only for those below market median) were made for fiscal year 2012 LTI awards in light of compensation cost control efforts. For Mr. R. Ellis, the second (August) assessment was considered, and his LTI value and as a percentage of salary were set just below market median to link a greater percentage of his compensation to performance, given his ability to influence corporate goals and initiatives, and to set his total target cash compensation in line with market median and his current level of compensation. As with his other compensation, Mr. Dennedy’s LTI level was set at the time of his appointment to interim Chief Executive Officer to heavily link compensation to shareholder gains, and thus Mr. Dennedy had the highest percentage of salary for his LTI award as compared to the other Named Executive Officers. Mr. Dennedy’s award consisted solely of restricted stock to accelerate share ownership and align his compensation with shareholder interests. Based on the competitive assessments, input and recommendations, the Compensation Committee set the 2012 LTI awards for each Named Executive Officer as follows:

Name	Percent of Salary (%)	Total LTIP Value ($)	SSARs Granted (#)	Restricted Shares Granted (#)
James H. Dennedy	89	311,640	—	42,000
Robert R. Ellis	75	205,700	16,050	15,135
Henry R. Bond	73	220,000	23,656	14,825
Tina Stehle	65	183,625	19,745	12,374
Paul A. Civils	65	165,750	17,823	11,169
Curtis C. Stout	44	100,000	10,753	6,739
Kathleen A. Weigand	69	220,000	23,656	14,825

All SSARs and restricted shares (except for Mr. Dennedy’s) vest in one-third increments on March 31, 2012, 2013 and 2014. The SSARs were granted at an exercise price $7.42 per share, and $8.14 for Mr. R. Ellis (the closing price of the common shares on the grant date), have a seven-year term, and are settled in common shares upon exercise. Mr. Dennedy’s restricted shares vested monthly over the one-year period of his initial employment agreement entered into upon his appointment to Interim President and Chief Executive Officer. All

of Mr. Bond’s and Ms. Weigand’s SSARs and restricted shares were forfeited upon separation. As with the annual incentives, Messrs. M. Ellis and Melina did not receive 2012 LTIP awards.

Additional Compensation – Executive Benefits.  We provide executive benefits to our Named Executive Officers including additional life and long-term disability insurance plans. From time to time, Named Executive Officers also may participate in supplier sponsored events. Executive benefits are further described in the Summary Compensation Table. We believe these benefits enhance the competitiveness of our overall executive compensation package. We have, however, limited executive benefits offered to reduce compensation costs. Additionally, welfare benefits offered to our Named Executive Officers are the same level of benefits offered to all Company employees, except that we pay for the cost of physicals to promote the health and well-being of our executives.

Employment Agreements and Change of Control

The material termination and change of control provisions of various agreements are summarized below for each Named Executive Officer and are covered in more detail in the Termination and Change of Control table and accompanying discussion.

Employment Agreements.  All of the Named Executive Officers, except for Mr. M. Ellis, entered into an employment agreement with the Company, all with substantially the same terms (except as described below for Mr. Dennedy). Upon termination without cause, we must pay severance equal to one year’s salary and target annual incentive, and continue health benefits for the severance period. If the executive’s position is changed such that his or her responsibilities are substantially lessened or, except for Messrs. Dennedy and R. Ellis, if the executive is required to relocate to a facility more than 50 miles away (a “change in position”), the executive may terminate his or her employment within 30 days of the change in position, and the termination will be deemed to be a termination without cause and the executive is entitled to his or her severance benefits. None of these Named Executive Officers is entitled to excise tax gross-up payments. In consideration of the severance benefits, each employment agreement contains a 12-month non-solicitation provision, an indefinite confidentiality provision, and a 12-month non-compete provision that is automatically triggered if termination is for cause or voluntary and may be enforced by the Company if termination is without cause or for a change in position. Our Compensation Committee believes that the terms of these employment agreements enhance our ability to retain our executives and contain severance costs by providing reasonable severance benefits competitive with market practice. Severance costs are contained by limiting pay to one year, limiting personal benefits, not providing accelerated vesting for awards under the agreements, and narrowly defining a voluntary termination that triggers severance benefits. Additionally, the Company benefits greatly from the non-competition, non-disclosure, and non-solicitation clauses contained in the employment agreements. Except for Mr. Dennedy, the employment agreements do not contain a change of control provision. For Mr. Dennedy, if there is a change of control within two years after April 1, 2012 (the date of his employment agreement), and within the same two-year period his employment with the Company or its successor is terminated without cause, then he will be paid severance equal to two years of each of his base salary and target annual incentive. This change in control benefit enhances our ability to maintain a shareholder focused approach to change of control situations and provides our Chief Executive Officer reasonable support following both a change of control and termination (commonly called a “double trigger” requirement). The Compensation Committee believes Mr. Dennedy’s payments are reasonable, particularly in light of the double trigger requirement, and consistent with market practice for his position.

M. Ellis Agreements.  Mr. M. Ellis entered into both a change of control and non-competition agreement (referred to collectively as his severance arrangement). Under his severance arrangement, upon his separation without cause, Mr. M. Ellis became eligible to receive 24 months of his base salary and a sum equal to two times his target annual incentive, continued health benefits for 24 months, and payment equal to 24 months of his auto allowance. Mr. M. Ellis’ severance arrangement provided that, if any payment received by him in connection with a change of control is deemed a “parachute payment” under Section 280G of the Internal Revenue Code resulting in an “excess parachute payment,” he would be entitled to payment equal to the 20% excise tax, if any, payable by him, and the aggregate amount of any federal, state, and local income taxes and excise taxes for which he became liable on account of the receipt of the excise tax gross up payment; however, Mr. M. Ellis’ severance payments did not trigger the excess parachute payment and as such he received no gross up payment. In the absence of a change of control, the same aforementioned severance benefits were to be provided under the non-competition agreement in the event of termination without cause, and the non-competition agreement contains a two-year non-solicitation provision, an indefinite confidentiality provision, and a two-year non-compete provision that is automatically triggered if termination is for cause or voluntary and may be enforced by the Company if termination is without cause. The Compensation Committee established the terms of Mr. Ellis’ change of control agreement to enhance our ability to maintain a shareholder focused approach to change of control situations and provide our Chief Executive Officer reasonable support following both a change of control and termination. The Compensation Committee believes Mr. Ellis’ severance arrangement is reasonable and consistent with market practice for his position.

Accelerated Vesting.  None of the employment agreements discussed above provide for accelerated vesting of equity. Under our 2011 Stock Incentive Plan, the only plan for which any of the Named Executive Officers have unvested equity, vesting is accelerated upon the actual occurrence of a change in control for all stock options, SSARs, and restricted shares (including performance shares). The Compensation Committee believes that during a change of control situation, a stable business environment is in the shareholders’ best interests, and accelerated vesting provisions provide stability. The accelerated vesting provisions are applicable to all employees who receive equity awards, not just executive management.

Additional Compensation Policies

Clawback – Recoupment of Bonuses, Incentives, and Gains.  Under the Company’s “clawback” policy, if the Board determines that our financial statements are restated due directly or indirectly to fraud, ethical misconduct, intentional misconduct, or a breach of fiduciary duty by one or more executive officers or vice presidents, then the Board will have the sole discretion to cancel any stock-based awards granted and to take such action, as permitted by law, as it deems necessary to recover all or a portion of any bonus or incentive compensation paid and recoup any gains realized in respect of equity-based awards, provided recoveries cannot extend back more than three years. Additionally, under Section 304 of the Sarbanes-Oxley Act, if we are required to restate our financial statements due to material noncompliance with any financial reporting requirements as a result of misconduct, our Chief Executive Officer and Chief Financial Officer must reimburse us for any bonus or other incentive-based or equity-based compensation received during the 12 months following the first public issuance of the non-complying document, and any profits realized from the sale of our securities during those 12 months.

Stock Ownership Guidelines.  To underscore the importance of strong alignment between the interests of management and shareholders, the Board approved stock ownership guidelines for Directors and executives, with our Chief Executive Officer having the highest ownership requirement. Director and executive compensation is designed to provide a significant opportunity to tie individual rewards to long-term Company performance. The objective of our stock ownership guidelines is to support this overall philosophy of alignment and to send a positive message to our shareholders, customers, suppliers, and employees of our commitment to shareholder value. Each Director and executive officer is expected to maintain minimum share ownership of either: (i) a multiple of base salary or Director annual retainer listed below, or (ii) the number of shares listed below:

Title	Multiple of Director Annual Retainer and Executive Base Salary		Number of Shares
	2 Years	4 Years	2 Years	4 Years
Director	3x	6x	15,000	45,000
Chief Executive Officer	2.5x	5x	125,000	250,000
Senior Vice President	0.5x	2x	15,000	75,000
LTIP Participants	—	0.5x	2,500	15,000

Stock ownership that is included toward attainment of the guidelines includes (i) shares held of record or beneficially owned, either directly or indirectly; (ii) shares acquired upon exercise of stock options or SSARs; (iii) vested restricted or deferred shares; (iv) phantom or deferred share units held in a deferred compensation plan; and (v) shares or deferred shares acquired by dividend reinvestment. Directors and executives are expected to attain the specified target ownership levels within both two and four years from the later of the effective date of this policy or becoming a Director or an executive, and remain at or above that level until retirement. Annually, the Board reviews progress toward achieving these ownership levels. Director and executives who have not attained the specified ownership guidelines will be required to hold 75% of shares acquired upon exercise of stock options and SSARs or vesting of performance or restricted shares until they meet their target ownership level. If ownership guidelines are not met within two and four years, our Compensation Committee has the right to pay an executive’s annual incentives in shares until ownership guidelines are achieved.

Impact of Tax and Accounting Considerations. In general, the Compensation Committee considers the various tax and accounting implications of the pay mechanisms used to provide pay to our Named Executive Officers, including the accounting cost associated with long-term incentive grants, when determining compensation. Section 162(m) of the Internal Revenue Code generally prohibits any publicly held corporation from taking a federal income tax deduction for pay to the chief executive officer and the three other highest compensated executive officers (other than the chief financial officer) in excess of $1 million in any taxable year. Exceptions are made for certain qualified performance-based pay. It is the Compensation Committee’s objective to maximize the effectiveness of our executive pay plans in this regard. The pay instruments used, including salaries, annual incentives, and equity, are tax deductible to the extent that they are performance-based or less than $1 million for such Named Executive Officer in a given year.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with the Company’s management. Based on that review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be incorporated into the Company’s 2012 Annual Report on Form 10-K for the fiscal year ended March 31, 2012 and this Proxy Statement.

The Compensation Committee of the Board of Directors

John Mutch, Chairman

Keith M. Kolerus

Robert A. Lauer

RELATIONSHIP WITH COMPENSATION COMMITTEE CONSULTANT

During fiscal year 2012, the Compensation Committee retained Towers Watson as compensation consultant for executive compensation matters. All fees paid to Towers Watson in fiscal year 2012 were for executive compensation consultation.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table and related notes provide information regarding fiscal year 2012 compensation for our Named Executive Officers, including each Chief Executive Officer and Chief Financial Officer who served during fiscal year 2012, the other three most highly compensated executive officers whose total compensation exceeded $100,000 for fiscal year 2012, and two executives who would be among the three most highly compensated executive officers but for the fact that they were not serving as executive officers at the end of fiscal year 2012. Ms. Stehle was serving as an executive officer at fiscal-year end, but has since separated from the Company.

Summary Compensation Table for Fiscal Year 2012

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)(4)	Option Awards ($)(3)	Non- Equity Incentive Plan Compen- sation Earnings ($)(5)	Change in Pension Value and Non- qualified Deferred Compen- sation Earnings ($)(6)	All Other Compen- sation ($)(7)	Total ($)
James H. Dennedy	FY12	309,928	—	311,640	—	369,045	—	10,780	1,001,393
President and Chief Executive Officer

Martin F. Ellis	FY12	154,859	—	—	—	—	10,459	1,797,455	1,962,773
Former President and Chief Executive Officer	FY11	463,333	—	—	727,160	184,569	38,698	33,944	1,447,704
	FY10	450,000	—	530,008	268,320	150,750	12,683	40,242	1,452,003

Robert R. Ellis	FY12	131,705	—	123,199	82,497	88,591	—	3,520	429,511
Senior Vice President, Chief Financial Officer and Treasurer

Henry R. Bond	FY12	167,816	75,000	110,002	110,000	73,091	—	698,876	1,234,785
Former Senior Vice President and Chief Financial Officer	FY11	137,500	75,000	219,000	216,500	29,476	—	66,309	743,785

Tina Stehle	FY12	282,500	—	91,815	91,814	102,642	—	24,174	592,945
Former Senior Vice President and Chief Operating Officer	FY11	276,833	—	—	172,480	122,627	—	27,802	599,742
	FY10	275,000	—	144,113	72,584	71,044	—	22,817	585,558

Paul A. Civils	FY12	255,000	—	82,874	82,877	129,082	—	22,656	572,489
Senior Vice President and General Manager

Curtis C. Stout	FY12	227,500	75,000	50,003	50,001	122,783	—	14,685	539,972
Vice President, Corporate Development

Kathleen A. Weigand	FY12	185,134	75,000	110,002	110,000	80,633	—	501,659	1,062,428
Former General Counsel, Secretary and Senior Vice President	FY11	302,333	—	—	196,000	95,511	—	27,851	621,695
	FY10	300,000	—	394,938	295,734	65,500	—	13,610	1,069,782

Anthony Mellina	FY12	103,514	55,000	—	—	—	—	517,566	676,080
Former Senior Vice President and General Manager	FY11	304,667	—	—	196,000	36,380	—	26,955	564,002
	FY10	300,000	—	161,188	81,184	22,500	—	17,148	582,020

(1)	For fiscal year 2012, for Messrs. Dennedy and R. Ellis, salary is from start date through March 31, 2012. For Mr. Dennedy, also includes $16,250 in retainer and fees he received for service on the Board prior to becoming an executive officer. For Messrs. M. Ellis, Bond, and Mellina and Ms. Weigand, salary is from April 1, 2011 through separation date. Mr. Bond’s fiscal year 2011 salary is from start date through March 31, 2011.
(2)	For fiscal year 2012, amounts represent bonus payments for the successful closing of the TSG sale. For fiscal year 2011 for Mr. Bond, amount represents hiring bonus paid upon his joining the Company.
(3)	Stock Awards include grants of restricted shares and performance shares. Option Awards include SSAR grants. Amounts disclosed do not represent the economic value received by the Named Executive Officers. The value, if any, recognized upon the exercise of a SSAR will depend upon the market price of the shares on the date the SSAR is exercised. The value, if any, recognized for restricted and performance shares will depend upon the market price of the shares upon vesting. In accordance with SEC rules, the values for restricted and performance shares and SSARs are equal to the aggregate grant date fair value for each award computed in accordance with FASB ASC Topic 718. The values for restricted and performance shares are based on the closing price on the grant date. The values for SSARs are based on the Black-Scholes option pricing model. A discussion of the assumptions used in determining these valuations is set forth in Note 14 of the Notes to Consolidated Financial Statements of the Company’s 2012 Annual Report.
(4)	Fiscal year 2010 stock awards are performance shares granted under the 2010 long-term incentive plan. These amounts represent the grant date fair value of shares that would have been earned for achievement of target performance, which was the probable outcome on the grant date. If maximum performance had been achieved, the Named Executive Officer would have earned 175% of the target award, and the grant date fair value of such maximum award for each Named Executive Officer is set forth below. Based on pre-established performance criteria, a portion of the performance shares was earned by each Named Executive Officer as set forth below, with the value of those shares based on the grant date fair value. The earned shares are fully vested.

Name	Target (#)	Max (#)	Max ($)	Earned (#)
Martin F. Ellis	77,600	135,800	927,514	38,971
Tina Stehle	21,100	36,925	252,198	12,320
Kathleen A. Weigand	23,600	41,300	282,079	11,852
Anthony Mellina	23,600	41,300	282,079	16,742

(5)	Amounts represent annual incentive payments received in 2012, 2011, and 2010 based on pre-set incentive goals established at the beginning of each fiscal year and tied to the Company’s financial, strategic, and operational goals.
(6)	For Mr. M. Ellis, represents amounts accrued by the Company in 2012, 2011, and 2010 in accordance with the requirements of FASB ASC Topic 715 as they relate to the change in present value of the accumulated benefit obligation under the Supplement Executive Retirement Plan, which was terminated in March 2011. No other Named Executive Officer participated in the plan. The change in value from year to year is typically a function of age, years of service, salary, and time to retirement; however, as the plan was terminated prior to the beginning of fiscal year 2012, the change in value for fiscal year 2012 was due solely to interest accrued during the fiscal year on Mr. Ellis’ accrued benefit, as distribution of Mr. Ellis’ accrued benefit was made in April 2012. None of the Named Executive Officers had above-market or preferential earnings on nonqualified deferred compensation.
(7)	All other compensation includes the following compensation, calculated based on the aggregate incremental cost to the Company of the benefits noted.

All Other Compensation for Fiscal Year 2012

Name	401(k) Company Match ($)	Executive Life Insurance ($)	Relocation ($)(a)	Severance ($)(b)	Gross-ups ($)(c)	All Other ($)(d)	Total ($)
J. Dennedy	8,100	996	—	—	—	1,684	10,780
M. Ellis	5,468	362	—	1,786,178	—	5,447	1,797,455
R. Ellis	2,650	495	—	—	—	375	3,520
H. Bond	5,950	622	92,898	466,980	127,894	4,532	698,876
T. Stehle	8,468	4,183	—	—	521	11,002	24,174
P. Civils	8,158	5,363	—	—	—	9,135	22,656
C. Stout	8,483	726	—	—	1,014	4,462	14,685
K. Weigand	5,964	1,186	—	485,400	658	8,451	501,659
A. Mellina	4,855	608	—	509,031	—	3,072	517,566

(a)	Mr. Bond received travel and relocation assistance during his transition to the Company’s corporate offices, including expenses for travel, temporary housing, car rental, moving, and incidentals. Amount disclosed represents actual cost to the Company, or amount reimbursed to Mr. Bond, for such expenses.
(b)	Description and itemization of severance benefits received is described below under Termination and Change of Control.
(c)	Includes tax gross-ups for the cost of executive physical exams for Mmes. Stehle and Weigand and Mr. Stout and for relocation expenses for Mr. Bond.
(d)	Includes executive physical exams as noted in (c) above, auto allowance for each executive except Messrs. Dennedy, R. Ellis, and Stout, executive long-term disability coverage for each executive, and personal umbrella liability coverage for each executive (except Mr. R. Ellis) up through elimination of such coverage in November 2011. For separated employees, amounts are through respective separation dates.

Grants of Plan-Based Awards

The following table and related notes summarize grants of equity and non-equity incentive compensation awards to our Named Executive Officers for fiscal year 2012. All equity awards were made under the Company’s 2011 Stock Incentive Plan.

Grants of Plan-Based Awards for Fiscal Year 2012

Name (1)		Estimated Future Payouts Under Non-Equity Incentive Plan Awards ($)(2)			Estimated Future Payouts Under Equity Incentive Plan Awards ($)			All Other Stock Awards: Number of Shares of Stock (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)(4)	Exercise or Base Price of Option Awards ($/share)	Grant Date Fair Value of Stock and Option Awards ($)(5)
	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
James H. Dennedy	7/27/11	75,075	350,000	787,500
	8/11/11							42,000	—	—	311,640

Robert R. Ellis	10/10/11	35,393	165,000	371,250
	10/10/11							15,135	16,050	8.14	205,696

Henry R. Bond	7/27/11	32,175	150,000	337,500
	8/11/11							14,825	23,656	7.42	220,002

Tina Stehle	7/27/11	35,524	141,250	317,813
	8/11/11							12,374	19,745	7.42	183,629

Paul A. Civils	7/27/11	29,521	130,050	292,613
	8/11/11							11,169	17,823	7.42	165,751

Curtis C. Stout	7/27/11	24,399	113,750	255,938
	8/11/11							6,739	10,753	7.42	100,005

Kathleen A. Weigand	7/27/11	34,320	160,000	360,000
	8/11/11							14,825	23,656	7.42	220,002

(1)	Messrs. M. Ellis and Mellina received no fiscal year 2012 awards under the annual incentive plan. Please see the Compensation Discussion and Analysis – Annual Incentives and Termination and Change of Control for payment received by Mr. Mellina in lieu of participation in the annual incentive plan.
(2)	Amounts shown in the columns under Estimated Future Payouts Under Non-Equity Incentive Plan Awards represent fiscal year 2012 annual threshold, target, and maximum cash-based annual incentives granted under the annual incentive plan. Total threshold, target, and maximum payouts were conditioned on achievement of weighted goals based on revenue, gross profit, EBITDA, cash, and achievement of individual MBOs as applicable for each Named Executive Officer. Fiscal year 2012 payouts for each Named Executive Officer pursuant to these awards are shown in the Summary Compensation Table above in the column titled Non-Equity Incentive Plan Compensation. Threshold, target, and maximum amounts represent annualized award amounts. Actual payouts for fiscal year 2012 for Messrs. R. Ellis and Bond and Ms. Weigand were pro-rated based on their respective hire or separation date. Further explanation of potential and actual payouts by component is set forth in the Compensation Discussion and Analysis – Annual Incentives.
(3)	The share amounts shown represent grants of restricted shares to each Named Executive Officer either as part of the executive’s annual long-term equity grant or as a long-term inducement award upon the executive’s hire.
(4)	The share amounts represent SSARs granted at the fair market value of the shares on the grant date as fiscal year 2012 long-term incentive awards. The SSARs are exercisable in thirds beginning on March 31, 2012. All SSARs have a seven-year term.
(5)	The dollar amount shown for each equity grant represents the grant date fair value of the SSARs and restricted shares, calculated in accordance with FASB ASC Topic 718. The actual value, if any, recognized upon the exercise of a SSAR or vesting of restricted shares will depend upon the market price of the shares on the date the SSAR is exercised or restricted shares vest.

Outstanding Equity Awards

The following table and related notes summarize the outstanding equity awards held by the Named Executive Officers as of March 31, 2012.

Outstanding Equity Awards at 2012 Fiscal Year-End

Name (1)	Grant Date	Option Awards					Stock Awards
		Number of Securities Underlying Unexercised Options (#)			Option Exercise Price ($)	Option Date Expiration	Number of Shares of Stock That Have Not Vested (#)(3)		Market Value of Shares of Stock That Have Not Vested ($)(4)
		Exercisable	Unexercisable (2)
James H. Dennedy	8/11/11						7,000	(e)	62,930

Robert R. Ellis	8/11/11	5,350	10,700	(a)	8.14	10/10/2018	10,757	(f)	96,705

Tina Stehle	5/23/2006	5,000			16.58	5/23/2016
	7/28/2006	3,000			15.85	7/28/2016
	5/21/2007	12,000			22.21	5/21/2017
	5/23/2008	12,000			9.82	5/23/2018
	11/13/2008	26,667			2.51	11/13/2018
	5/22/2009	21,100			6.83	5/22/2016
	6/7/2010	44,000			6.20	6/7/2017
	8/11/11	6,581	13,164	(b)	7.42	8/11/2018	8,250	(g)	74,168

Paul A. Civils	7/28/2006	8,000			15.85	7/28/2016
	5/21/2007	12,000			22.21	5/21/2017
	5/23/2008	12,000			9.82	5/23/2018
	11/13/2008	40,000			2.51	11/13/2018
	5/22/2009	15,700			6.83	5/22/2016
	6/7/2010	40,000			6.20	6/7/2017
	8/11/11	5,941	11,882	(c)	7.42	8/11/2018	7,446	(h)	66,940

Curtis C. Stout	5/23/2006	10,000			16.58	5/23/2016
	5/21/2007	12,000			22.21	5/21/2017
	5/23/2008	12,500			9.82	5/23/2018
	11/13/2008	40,000			2.51	11/13/2018
	5/22/2009	13,200			6.83	5/22/2016
	6/7/2010	25,000			6.20	6/7/2017
	8/11/11	3,584	7,169	(d)	7.42	8/11/2018	4,493	(i)	40,392

(1)	For Messrs. M. Ellis, Bond, and Mellina and Ms. Weigand, all unvested options, SSARs, and restricted shares were forfeited upon separation, and unexercised vested SSARs expired 90 days after separation.
(2)	As of March 31, 2012, the vesting schedule for the time-vested SSARs was as follows:
(a)	5,350 on March 31, 2013 and 2014
(b)	6,582 on March 31, 2013 and 2014
(c)	5,941 on March 31, 2013 and 2014
(d)	3,584 on March 31, 2013 and 3,585 on March 31, 2014
(3)	As of March 31, 2012, the vesting schedule for the time-vested SSARs was as follows:
(e)	3,500 on April 30, 2012 and May 31, 2012
(f)	5,378 on March 31, 2013 and 5,379 on March 31, 2014

(g)	4,125 on March 31, 2013 and 2014
(h)	3,723 on March 31, 2013 and 2014
(i)	2,246 on March 31, 2013 and 2,247 on March 31, 2014
(4)	Calculated based on the closing price of the shares on March 30, 2012 of $8.99 per share.

Option Exercises and Stock Vested

The following table and related notes summarize the exercise of stock options and/or SSARs and the vesting of other stock awards by the Named Executive Officers during fiscal year 2012.

Option Exercises and Stock Vested for Fiscal Year 2012

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)(1)	Value Realized on Exercise ($)(2)	Number of Shares Acquired on Vesting (#)(3)	Value Realized on Vesting ($)(4)
James H. Dennedy	—	—	35,000	294,105
Martin F. Ellis	453,500	1,559,420	13,329	90,770
Robert R. Ellis	—	—	4,378	39,358
Henry R. Bond	50,000	67,500	20,000	136,200
Tina Stehle	—	—	8,337	65,765
Paul A. Civils	—	—	4,613	39,531
Curtis C. Stout	—	—	4,512	35,623
Kathleen A. Weigand	118,600	316,264	9,055	61,665
Anthony Mellina	133,600	595,308	5,726	38,994

(1)	For the following individuals, number includes SSARs for which shares were issuable upon exercise in amounts as follows: M. Ellis: 263,500 SSARs, with 66,906 shares issuable; H. Bond: 50,000 SSARs, with 7,803 shares issuable; K. Weigand: 73,600 SSARs, with 15,212 share issuable; and A. Mellina: 73,600 SSARs, with 21,877 issuable.
(2)	The value realized on option/SSAR exercises is determined by multiplying the number of shares underlying the stock awards exercised by the difference between the closing price on the date of exercise and the exercise price.
(3)	For Messrs. Dennedy, R. Ellis, Civils and Stout and Ms. Stehle, includes partial vesting of time-vested restricted shares granted in August 2011. For Messrs. M. Ellis, Bond, Civils, Stout, and Mellina and Mmes. Stehle and Weigand, includes vesting on May 31, 2011 of restricted shares (including dividend shares) upon announcement of the TSG sale.
(4)	The value realized on vesting of stock awards is determined by multiplying the number of shares underlying the stock awards by the closing price of the shares on the vesting date of the awards.

Retirement Benefits

As part of the Company’s continued efforts to reduce compensation expenses, the Supplemental Executive Retirement Plan (“SERP”) and Benefit Equalization Plan (“BEP”) were terminated in March of 2011.

Mr. M. Ellis was the only Named Executive Officer who participated in the SERP. The following table provides information relating to his accumulated benefit at 2012 fiscal year-end, since distribution of his benefit was made in April 2012. The SERP was a nonqualified defined benefit plan that provided benefits to participants equal to 50% of covered pay, defined as annual salary plus actual annual incentive pay paid in a given year. The average of the highest three years of covered pay in the last five consecutive fiscal years prior to retirement was used as the basis for calculating benefits. The benefit formula was defined as 3.33% of final average covered pay multiplied by the number of years of continuous service, capped at 15 years. The SERP benefit was offset by matching and profit sharing contributions under both the 401(k) Plan and the BEP, as well as 50% of the participant’s estimated Social Security retirement benefits payable at age 62, attributable to wages earned from the date of hire. Normal retirement was defined as the attainment of age 65 with early retirement defined as age 55 plus seven years of continuous service. The benefit was actuarially reduced for any benefits taken prior to age 60. Benefits were permitted to be taken in the form of life or joint-and-survivor annuities or as a lump sum.

Pension Benefits for Fiscal Year 2012

	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(1)	Payment During Last Fiscal Year ($)(1)
Martin F. Ellis	SERP	7	494,659	—

(1)	As the SERP was terminated in March 2011, no additional years of service were credited in fiscal year 2012. The accumulated benefit was distributed in April 2012 in accordance with the SERP.

Nonqualified Deferred Compensation Plan

The table below sets forth deferred compensation under the BEP for the Named Executive Officers. Prior to the BEP’s termination, BEP participants could make elections to defer salary and annual incentive amounts into the BEP, and the Company previously provided profit sharing and matching amounts in the BEP as if the amounts deferred by the participant in the BEP were the equivalent to a pre-tax participant contribution to the 401(k) Plan. The BEP disregarded certain regulatory limitations applicable to the 401(k) Plan. Participants directed investment of their accounts by choosing from among investment funds.

Under the BEP, participants received amounts upon separation from service. If separation was due to disability or qualified as early or normal retirement (age 55 with seven years of service or age 65 regardless of service, respectively) the account was paid pursuant to the elected number of installments. Participants were permitted to elect to have benefits paid in a lump sum or in a series of substantially equal installments, which may range between two and twenty years. In the event of a termination of employment for reason of death, the participant’s entire account would be paid to their beneficiary in a single sum. If a participant’s employment was terminated for cause, amounts credited for matching and profit sharing purposes were forfeited, although salary and annual incentive amounts deferred by the participant were still paid. Upon the BEP’s termination, participants were entitled to receive a distribution of their BEP balance either immediately or, if required for compliance under Section 409A of the Internal Revenue Code of 1986, a later date, as noted below.

Nonqualified Deferred Compensation for Fiscal Year 2012

Name (1)	Executive Contributions in Last Fiscal Year ($)(2)	Company Contributions In Last Fiscal Year ($)(2)	Aggregate Earnings In Last Fiscal Year ($)(3)	Aggregate Withdrawals/ Distribution ($)(4)	Aggregate Balance at Last Fiscal Year-End ($)(5)
Martin F. Ellis	—	—	30,439	565,055	—
Tina Stehle	—	—	8,925	—	130,902
Paul A. Civils	—	—	22,468	—	401,257
Kathleen A. Weigand	—	—	49,048	—	322,142
Anthony Mellina	—	—	471	32,059	—

(1)	Messrs. Dennedy, R. Ellis, Bond, and Stout did not participate in the BEP.
(2)	The BEP was terminated effective March 31, 2011, and as such, no individual or Company contributions were made during fiscal year 2012.

(3)	None of the amounts under Aggregate Earnings in Last Fiscal Year represent above-market or preferential earning required to be disclosed in the Summary Compensation Table above.
(4)	For Messrs. M. Ellis and Mellina, balances were valued 6 months after separation from service and paid in February 2012.
(5)	For Mmes. Stehle and Weigand and Mr. Civils, balances were distributed in April 2012.

Amounts previously reported as compensation in summary compensation tables for previous years for each Named Executive Officer are as follows: Mr. M. Ellis: $503,677; Ms. Stehle: $33,555; Mr. Civils: $166,207; Ms. Weigand: $246,354; Mr. Mellina: $27,675; and $0 for Messrs. Dennedy, R. Ellis, Bond, and Stout. Amounts were previously disclosed as salary, bonus, and/or All Other Compensation as BEP matches and profit sharing for each year the Named Executive Officer appeared in the summary compensation table.

Termination and Change of Control

The following table and discussion summarize certain information related to the total potential payments which would have been made to the Named Executive Officers in the event of termination of their employment with the Company, including in the event of a change of control, effective March 31, 2012, the last business day of fiscal year 2012, for Messrs. Dennedy, R. Ellis, Civils, and Stout and Ms. Stehle. For Messrs. M. Ellis, Bond, and Mellina and Ms. Weigand, the disclosure reflects his or her actual severance benefits received in connection with his or her separation with the Company.

Employment Agreements – Fiscal Year 2012 Active Named Executive Officers.  Messrs Dennedy, R. Ellis, Civils, and Stout and Ms. Stehle (who separated from the Company in April 2012) are each a party to an employment agreement with the Company. If we terminate his or her employment without cause, he or she will receive his or her base salary and applicable health benefits for 12 months and his or her target annual incentive following termination. If the Company changes his or her position such that his or her compensation or responsibilities are substantially lessened, or if he or she is required to relocate more than 50 miles away (except for Messrs. Dennedy and R. Ellis), he or she may terminate his or her employment within 30 days of the change in position and will receive his or her severance benefits. If he or she is terminated for cause or voluntarily terminates his or her employment for any reason other than a change in position, he or she is prohibited for a one-year period following termination (the “Noncompetition Period”) from being employed by, owning, operating, controlling, or being connected with any business that competes with the Company. If any of these executives is terminated without cause or terminates his or her employment due to change in position, we may, in our sole discretion, elect to pay his or her severance benefits for all or any part of the Noncompetition Period, which payments are in lieu of the severance payments and benefits coverage described above and, so long as we make such payments, he or she will be bound by the non-competition provisions described above. Each executive’s agreement also contains an indefinite non-disclosure provision for the protection of the Company’s confidential information and one-year non-solicitation and non-compete provisions. For Mr. Dennedy, if there is a change of control within two years after April 1, 2012 (the date of his employment agreement), and within the same two-year period his employment with the Company or its successor is terminated without cause, then he will be paid severance equal to two years of each of his base salary and target annual incentive.

Severance Benefits – Fiscal Year 2012 Separated Named Executive Officers.  Messrs. M. Ellis, Bond, and Mellina and Ms. Weigand all received severance benefits pursuant to their respective employment agreements. Mr. M. Ellis had both a change of control agreement and non-competition agreement (referred to collectively hereinafter as his severance arrangement). Under his severance arrangement, upon his separation without cause, Mr. M. Ellis became eligible to receive 24 months of his current base salary. He also became entitled to a sum equal to two times his target annual incentive, continued health benefits coverage for 24 months, and payment equal to 24 months of his auto allowance. Mr. M. Ellis’ severance arrangement provided that, if any payment received by him in connection with a change of control is deemed a “parachute payment” under Section 280G of the Internal Revenue Code resulting in an “excess parachute payment” within the meaning of Section 280G(b), he would be entitled to a cash payment equal to the 20% excise tax, if any, payable by him pursuant to the provisions of Section 4999, which amount would be increased by the aggregate of the amount of any federal, state, and local income taxes and excise taxes for which he became liable on account of the receipt of the excise tax gross up payment; however, Mr. M. Ellis’ severance payments did not trigger the excess parachute payment and he received no gross up payment.

Messrs. Bond and Mellina and Ms. Weigand each received severance benefits pursuant to their respective employment agreements, which were similar to the employment agreements described above for Messrs. Civils and Stout and Ms. Stehle, providing for 12 months of base salary and applicable health benefits (if he or she participated in the Company’s health plan) and his or her annual target incentive following separation. Additionally, these executives received the sum of one year’s auto allowance under a Company policy which has since been discontinued. Mr. Mellina and Ms. Weigand received their severance benefits for separation without cause, and Mr. Bond received his severance benefits for separation due to change of position, as his duties were transferred to Mr. R. Ellis prior to Mr. Bond’s separation. Cause and change of position are defined in footnote 1 to the chart below.

Termination and Change of Control

Voluntary Termination or Termination for Cause ($)(1)	James Dennedy	Martin Ellis	Robert Ellis	Henry Bond	Tina Stehle	Paul Civils	Curtis Stout	Kathleen Weigand	Anthony Mellina
Base and Incentive	—	—	—	—	—	—	—	—	—
Accelerated Vesting	—	—	—	—	—	—	—	—	—
Termination without Cause or by Employee for Change in Position ($)(1)
Base & Incentive (2)	700,000	—	440,000	450,000	423,750	385,050	341,250	480,000	492,735
Auto Allowance	—	—	—	5,400	—	—	—	5,400	5,400
Health Insurance (3)	9,509	—	5,189	11,580	7,059	7,781	10,935	—	10,896
Accelerated Vesting	—	—	—	—	—	—	—	—	—

Total	709,509	—	445,189	466,980	430,809	392,831	352,185	485,400	509,031
Change of Control ($)(4)
Base & Incentive	1,050,000	1,739,000	—	—	—	—	—	—	—
Auto Allowance	—	24,000	—	—	—	—	—	—	—
Health Insurance (3)	—	23,178	—	—	—	—	—	—	—
Accelerated Vesting/SSARs (5)	—	75,437	9,095	—	20,667	18,655	11,255	20,334	20,344
Accelerated Vesting/Stock (5)	62,930	90,770	96,705	136,200	74,168	66,940	40,392	61,665	38,994

Total	1,112,930	1,952,385	105,800	136,200	94,835	85,595	51,647	81,999	59,328
Death or Disability ($)(6)
Accelerated Vesting/SSARs (5)	—	—	9,095	—	20,667	18,655	11,255	—	—
Accelerated Vesting/Stock (5)	62,930	—	96,705	—	74,168	66,940	40,392	—	—

Total	62,930	—	105,800	—	94,835	85,595	51,647	—	—

(1)	“Cause” is defined as (i) breach of employment agreement or any other duty to the Company, (ii) dishonesty, fraud, or failure to abide by the published ethical standards, conflicts of interest, or material breach of Company policy, (iii) conviction of a felony crime or crime involving misappropriation of money or other Company property, (iv) misconduct, malfeasance, or insubordination, or (v) gross failure to perform (not including failure to achieve quantitative targets). Mr. Dennedy has 30 days to cure a breach of his employment agreement, any duty to the Company, or a material breach of Company policy. A “change in position” is the substantial lessening of compensation or responsibilities or, except for Messrs. Dennedy and R. Ellis, the requirement to relocate to a facility more than 50 miles away. After a change in position, the executive has 30 days to notify the Company of his termination of employment. A “voluntary termination” includes death, disability, or legal incompetence.

(2)	In lieu of participation in annual incentive plan for FY12, Mr. Mellina received a payout as part of his separation payment. The payout was based on achievement, as of the first quarter of the fiscal year, of threshold TSG revenue and near-target TSG gross profit goals representative of goals that would have been in place for Mr. Mellina for the fiscal year 2012.
(3)	Health Insurance consists of health care and dental care benefits. The amount reflects the sum of 24 months of health and dental benefits for Mr. Ellis and 12 months of benefits for the other Named Executive Officers that participate in the Company’s plans. These benefits have been calculated based on actual cost to us for fiscal year 2012.
(4)	Messrs. M. Ellis and Dennedy are the only Named Executive Officers with change of control provisions. Mr. M. Ellis’ payments reflect actual payments payable under his severance arrangements.
(5)	SSARs and restricted shares vest upon a change of control. For SSARs (except as qualified below) the value of accelerated vesting is calculated using the closing price of $8.99 per share on March 30, 2012 less the exercise price per share for the total number of SSARs accelerated. The potential payment from the accelerated SSARs includes only the proceeds from the exercise of SSARs with an exercise price less than $8.99 since there would be no proceeds upon the exercise of “underwater” SSARs. All stock options are currently vested. The value of restricted shares upon vesting reflects that same $8.99 closing price. For Messrs. Dennedy, R. Ellis, Civils, and Stout and Ms. Stehle, values represent potential vesting under a hypothetical change of control situation on March 31, 2012. For Messrs. M. Ellis, Bond, and Mellina and Ms. Weigand, values represent vesting upon and as of the date of the announcement of the TSG sale, although accelerated vesting occurred for all Named Executive Officers upon the announcement of the TSG sale.
(6)	All SSARs and restricted shares vest upon death or disability.

PROPOSAL 2 ADVISORY VOTE REGARDING EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (“Dodd-Frank Act”) and SEC rules require us to allow our shareholders to vote, on a non-binding, advisory basis, on whether to approve the compensation of our Named Executive Officers as disclosed in this Proxy Statement, in accordance with the SEC’s compensation disclosure rules. As described more fully in our Compensation Discussion and Analysis section of this Proxy Statement, our compensation programs applicable to our Named Executive Officers are designed to retain executives who can significantly contribute to our success, reward the achievement of specific annual and long-term goals and strategic objectives, and tie a significant portion of compensation to the long-term performance of our shares to align executive pay and shareholders’ interests. The Compensation Committee continually reviews the compensation programs for our Named Executive Officers to ensure the alignment of our executive compensation structure with our shareholders’ interests and market practices. As a result of this review, the Compensation Committee:

•	In connection with the restructuring of the management team after the TSG sale, reduced compensation costs for key executive positions as appropriate for the smaller, refocused Company;
•

Imposed minimal salary increases to ensure that a significant amount of our Named Executive Officers’ pay is variable, based on achievement of annual performance goals and long-term gains in shareholder value, with our Chief Executive Officer having the highest variable pay percentage link a substantial percentage of target pay to performance;

•	Continued focus on revenue and gross profit improvements, cash preservation, and business unit EBITDA and expense minimization goals appropriate for the smaller, refocused Company;
•	Structured long-term incentive awards to directly tie realization of any value of the award received by the Named Executive Officers to improved share price after the closing of the TSG sale;
•	Reevaluated peer group comparisons to more appropriately reflect the size and focus of the Company in benchmarking efforts; and
•	Continues to enforce share ownership guidelines to align management’s interests with those of our shareholders, with our Chief Executive Officer having the highest share ownership requirement.

We are asking shareholders to approve our Named Executive Officers’ compensation as described in this Proxy Statement. Currently, we ask shareholders to vote on such compensation annually. This vote is not intended to address any specific item of compensation, but rather the overall compensation, and the philosophy, objectives, and structure applicable to such compensation. This advisory vote is not binding on the Company, the Compensation Committee, or our Board; however, we value the opinions of our shareholders and to the extent there is any significant vote against this proposal, we will consider our shareholders’ concerns and evaluate whether any actions are necessary to address those concerns. Accordingly, we are asking our shareholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the Named Executive Officers, as disclosed in the Company’s Proxy Statement for the 2012 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis and the discussion under Executive Compensation, including the 2012 compensation tables and the related disclosure and narratives to those tables.”

THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” PROPOSAL 2. PROXY CARDS RECEIVED BY THE COMPANY WILL BE VOTED “FOR” PROPOSAL 2 UNLESS THE SHAREHOLDER SPECIFIES OTHERWISE ON THE PROXY CARD.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides certain information with respect to all of the Company’s equity compensation plans in effect as of March 31, 2012.

	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity compensation plans approved by shareholders (2000 Stock Option Plan for Outside Directors and 2000, 2006, and 2011 Stock Incentive Plans)	1,577,835	$ 10.98	3,362,851

Equity compensation plans not approved by shareholders	0	0	0

Total	1,577,835	$ 10.98	3,362,851

AUDIT COMMITTEE REPORT

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board. The Audit Committee’s activities are governed by a written charter adopted by the Board. The Board adopted an Amended and Restated Audit Committee Charter, which is available at the Company’s website www.agilysys.com. The Audit Committee currently consists of three Directors, all of whom are independent in accordance with the rules of the NASDAQ Stock Market, Section 10A(m) of the Securities Exchange Act of 1934, and the rules and regulations of the SEC. The Board has determined that Directors Robert A. Lauer and John Mutch each qualify as an “audit committee financial expert” as defined by the SEC.

Management has the primary responsibility for the Company’s financial statements and the reporting process, including the system of internal controls over financial reporting. PricewaterhouseCoopers LLP (“PwC”), the Company’s independent registered public accounting firm, audits the annual financial statements prepared by management and expresses an opinion on whether those financial statements conform with United States generally accepted accounting principles, and also audits the internal controls over financial reporting and management’s assessment of those controls. The Audit Committee hires the Company’s independent registered public accounting firm and monitors these processes.

In carrying out its responsibilities, the Audit Committee has reviewed and has discussed with the Company’s management the Company’s 2012 audited financial statements. Management represented to the Audit Committee that the Company’s financial statements were prepared in accordance with United States generally accepted accounting principles. In addition, the Audit Committee discussed with the Company’s financial management and independent registered public accounting firm the overall scope and plans for the audit. The Audit Committee also met with the independent registered public accounting firm, with and without management present, to discuss the results of the audit, their evaluation of the Company’s internal controls over financial reporting, including both the design and usefulness of such internal controls, and the overall quality of the Company’s financial reporting.

The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 114, The Auditor’s Communication With Those Charged With Governance.

The Audit Committee has also received annual written disclosures from PwC regarding their independence from the Company and its management as required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, has discussed with the independent registered public accounting firm their independence, and has considered the compatibility of non-audit services with the registered public accounting firm’s independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the Company’s 2012 audited financial statements be included in the Company’s 2012 Annual Report and Form 10-K for the fiscal year ended March 31, 2012.

Submitted by the Audit Committee of the Board of Directors as of June 4, 2012

Robert A. Lauer, Chairman

R. Andrew Cueva

John Mutch

PROPOSAL 3 RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

By NASDAQ and SEC rules, appointment of the Company’s independent registered public accounting firm (“Independent Accountant”) is the direct responsibility of the Audit Committee, and the Audit Committee has appointed PwC as our Independent Accountant for the fiscal year ending March 31, 2013. On December 9, 2011, the Company dismissed Ernst & Young LLP (“E&Y”) as its Independent Accountant. The dismissal was approved by the Company’s Board of Directors and recommended by the Audit Committee. On December 9, 2011, the Company appointed PwC as the Company’s Independent Accountant. At the direction of the Audit Committee, the Company conducted a competitive process to determine the Independent Accountant for the remainder of fiscal year 2012. The Company invited several global accounting firms to participate in this process and, following careful deliberation, the Board approved the appointment of PwC based upon the Audit Committee’s recommendation.

During the fiscal years ended March 31, 2011 and 2010 and the subsequent interim period through December 9, 2011, the Company had (i) no disagreements with E&Y on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, any of which that, if not resolved to E&Y’s satisfaction, would have caused it to make reference to the subject matter of any such disagreement in connection with its reports for such years and interim period and (ii) no reportable events within the meaning of Item 304(a)(1)(v) of SEC Regulation S-K (“Reg SK”) during the two most recent fiscal years or the subsequent interim period. E&Y’s reports on the Company’s consolidated financial statements for the fiscal years ended

March 31, 2011 and 2010 do not contain any adverse opinion or disclaimer of opinion, nor are qualified or modified as to uncertainty, audit scope, or accounting principles. During the fiscal years ended March 31, 2011 and 2010 and the subsequent interim period through December 9, 2011, neither the Company nor anyone on its behalf has consulted with PwC regarding (i) the application of accounting principles to a specific transaction, either completed or proposed, (ii) the type of audit opinion that might be rendered on the Company’s financial statements, (iii) any matter that was the subject of a disagreement within the meaning of Reg S-K, or (iv) any reportable event within the meaning of Reg S-K.

Shareholder ratification of the selection of PwC as our Independent Accountant is not required by our Amended Code of Regulations or otherwise; however, the Board has determined to seek shareholder ratification of that selection to provide shareholders an avenue to express their views on this important matter. If our shareholders fail to ratify the selection, the Audit Committee will seek to understand the reasons for the vote against ratification and will take those views into account in this and future appointments. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different Independent Accountant at any time during the year if it is determined that such a change would be in the best interests of the Company and our shareholders. Representatives of PwC are expected to be present at the Annual Meeting and be available to respond to appropriate questions. A representative of E&Y will not be present at the Annual Meeting.

THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” PROPOSAL 3. PROXY CARDS RECEIVED BY THE COMPANY WILL BE VOTED “FOR” PROPOSAL 3 UNLESS THE SHAREHOLDER SPECIFIES OTHERWISE ON THE PROXY CARD.

The Audit Committee reviewed the fees of E&Y, our Independent Accountant for fiscal year 2011 and the first two quarters of fiscal year 2012, and of PwC, our Independent Accountant for the third quarter and at 2012 fiscal year-end. Fees for services rendered by E&Y and PwC for fiscal years 2012 and E&Y for fiscal year 2011 were:

Fiscal Year	Audit Fees ($)	Audit-Related Fees ($)	Tax Fees ($)	All Other Fees ($)
2012	1,166,869	151,530	46,239	—
2011	1,497,988	101,365	82,250	—

“Audit Fees” consist of fees billed for professional services provided for the annual audit of our financial statements, annual audit of internal control over financial reporting, review of the interim financial statements included in quarterly reports, and services that are normally provided in connection with statutory and regulatory filings. “Audit-Related Fees” generally include fees for employee benefits plan audits, business acquisitions, and accounting consultations. “Tax Fees” include tax compliance and tax advice services. “All Other Fees” generally relate to services provided in connection with non-audit acquisition activities.

The Audit Committee adopted an Audit and Non-Audit Services Pre-Approval Policy (the “Policy”) to ensure compliance with SEC and other rules and regulations relating to auditor independence, with the goal of safeguarding the continued independence of our Independent Accountant. The Policy sets forth the procedures and conditions pursuant to which audit, review, and attest services and non-audit services to be provided to the Company by the our Independent Accountant may be pre-approved. The Audit Committee is required to pre-approve the audit and non-audit services performed by our Independent Accountant to assure that the provision of such services does not impair independence. Unless a type of service to be provided has received pre-approval as set forth in the Policy, it will require separate pre-approval by the Audit Committee before commencement of the engagement. Any proposed service that has received pre-approval but which will exceed pre-approved cost limits will require separate pre-approval by the Audit Committee. A copy of the Policy is attached hereto as Annex A. All audit, non-audit, and tax services were pre-approved by the Audit Committee during fiscal years 2012 and 2011.

RELATED PERSON TRANSACTIONS

All related person transactions with the Company require the prior approval of or ratification by our Audit Committee. The Board adopted Related Person Transaction Procedures to formalize the procedures by which our Audit Committee reviews and approves or ratifies related person transactions. The procedures set forth the scope of transactions covered, the process for reporting such transactions, and the review process. Covered transactions include any transaction, arrangement, or relationship with the Company in which any director, executive officer, or other related person has a direct or indirect material interest, except for business travel and expense payments, share ownership, and executive compensation approved by the Board. Transactions are reportable to the Company’s General Counsel, who will oversee the initial review of the reported transaction and notify the Audit Committee of transactions within the scope of the procedures, and the Audit Committee will determine whether to approve or ratify the transaction. Through our Nominating Committee, we make a formal yearly inquiry of all of our executive officers and Directors for purposes of disclosure of related person transactions, and any such newly revealed related person transactions are conveyed to the Audit Committee. All officers and Directors are charged with updating this information with our internal legal counsel.

OTHER MATTERS

The Board is not aware of any matter to come before the Annual Meeting other than those mentioned in the accompanying Notice. If other matters properly come before the Annual Meeting, the persons named in the accompanying proxy card intend, to the extent permitted by law, to vote using their best judgment on such matters.

SHAREHOLDER PROPOSALS

Any shareholder that intends to present a proposal at the 2013 Annual Meeting of Shareholders must ensure the proposal is received by our Corporate Secretary at our at our Alpharetta office, located at 1000 Windward Concourse, Suite 250, Alpharetta, Georgia 30005, no later than February 27, 2013, for inclusion in the Proxy Statement and proxy card relating to that Annual Meeting. Each proposal submitted should be accompanied by the name and address of the shareholder submitting the proposal and the number of common shares owned. If the proponent is not a shareholder of record, proof of beneficial ownership should also be submitted. All proposals must be a proper subject for action and comply with the proxy rules of the SEC. For shareholder proposals not included in the Proxy Statement for the fiscal year ended March 31, 2013, only business properly brought before the meeting will be considered. For business to be properly brought before the annual meeting by a shareholder, the shareholder must comply with the requirements set forth in our Regulations, including: (i) be a shareholder of record at the time notice of the business is given and at the time of the meeting, (ii) be entitled to vote at the meeting, and (iii) have given timely written notice of the business to the Secretary. To be timely, a shareholder’s notice must be received by our Secretary no earlier than March 28, 2013 and no later than April 27, 2013.

Any shareholder entitled to vote at the Annual Meeting on July 26, 2012 may make a request in writing and we will mail, at no charge, a copy of our 2012 Annual Report, including the financial statements and schedules required to be filed with the SEC pursuant to Rule 13a-1 under the Exchange Act, for the most recent fiscal year. Written requests should be directed to Agilysys, Inc., Attn: Investor Relations, 1000 Windward Concourse, Suite 250, Alpharetta, Georgia 30005. Please sign and return your proxy card promptly, or vote via the Internet or telephone. For your convenience a return envelope is enclosed requiring no additional postage if mailed in the United States.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

This Proxy Statement contains certain disclosure regarding executive and Director compensation which may constitute forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. These amounts include estimates of future amounts payable under awards, plans, and agreements, or the present value of such future amounts, as well as estimated values as of a certain dates, including grant date fair values. In estimating the values of certain plans or unvested awards, we were required to make certain assumptions about the extent to which certain conditions will be satisfied and the rate at which awards will vest. Estimating future payments, values, and vesting of this nature is necessarily subject to contingencies and uncertainties, many of which are difficult to predict, and requires us to make assumptions as to a number of variables which may, and in many cases will, differ from future actual outcomes. These variables include the price of the common shares, the date of termination of employment, applicable tax rates, stock volatility, and other assumptions. We do not undertake to update or revise any forward-looking information even if events make it clear that any projected results or outcomes will not be realized.

Annex A

AGILYSYS, INC.

Audit and Non-Audit Services Pre-Approval Policy of the Audit Committee

I.	GENERAL

The Audit Committee of the Board of Directors (the “Board”) of Agilysys, Inc. (the “Company”) has adopted this Audit and Non-Audit Services Pre-Approval Policy (the “Policy”). The purpose of this Policy is to ensure compliance with Section 10A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), Rule 2-01 of Regulation S-X of the Securities and Exchange Commission (the “SEC”) and other applicable rules and regulations of the SEC relating to auditor independence, with the goal of safeguarding the continued independence of the independent auditor. This Policy sets forth the procedures and conditions pursuant to which (1) audit, review and attest services, and (2) non-audit services to be provided to the Company and its subsidiaries by the independent auditor may be pre-approved. The Audit Committee reserves the right to revise the list of services pre-approved pursuant to this Policy from time to time, as the Audit Committee deems appropriate.

II.	STATEMENT OF PRINCIPLES

The Audit Committee is required to pre-approve the audit and non-audit services performed by the independent auditor in order to assure that the provision of such services does not impair the auditor’s independence. Unless a type of service to be provided by the independent auditor has received pre-approval as specifically set forth herein, it will require separate pre-approval by the Audit Committee before commencement of the engagement. Any proposed service that has received pre-approval but which will exceed pre-approved cost limits will require separate pre-approval by the Audit Committee.

The Audit Committee will review and reassess the adequacy of this Policy at least annually. This Policy does not delegate to management the Audit Committee’s responsibilities to pre-approve services performed by the independent auditor.

III.	APPOINTMENT OF INDEPENDENT AUDITOR

Pursuant to the authority delegated to it pursuant to its charter, the Audit Committee will appoint the independent auditor on an annual basis and approve the specific scope, terms and fees of that engagement.

IV.	AUDIT SERVICES

Once the independent auditor has been appointed by the Audit Committee, the independent auditor may perform audit services, including the audit of internal control over financial reporting and timely review of the Company’s quarterly financial statements, contemplated by the terms of the engagement. The fee charged under the terms of such audit services engagement will comprise the base audit fee (the “Base Audit Fee”) and no further approval shall be required for consultations contemplated by the terms of the audit services engagement under the Base Audit Fee. The Audit Committee will approve, if necessary, any change in scope, terms and fees of the audit services engagement.

In addition to the annual audit services specifically approved by the Audit Committee as described above, the Audit Committee hereby pre-approves the following services as permitted types of audit services that may be performed by the independent auditor, which are services that only the independent auditor of a company’s financial statements reasonably can provide (collectively with the annual audit services engagement, “Audit Services”):

1.	Statutory audits.
2.	Attest services required by statute or regulation.

3.	Financial audits for subsidiaries or affiliates of the Company.
4.	Services associated with the filing of documents with the SEC (e.g., registration statements and periodic reports) or other documents issued and services provided in connection with securities offerings (e.g., comfort letters and consents), and assistance in responding to SEC comment letters.
5.	Accounting consultations which are necessary to fulfill the auditor’s responsibility under generally accepted auditing standards or otherwise required by law.

All other audit services not listed above must be specifically pre-approved by the Audit Committee.

The maximum fees payable by the Company, excluding the Base Audit Fee, pursuant to engagements of the independent auditor for the performance of the foregoing pre-approved Audit Services shall not exceed $100,000 in the aggregate in any calendar year. If the performance of otherwise pre-approved Audit Services would cause the aggregate annual fees for such services to exceed this maximum threshold, the engagement for the provision of such services must be separately pre-approved by the Audit Committee pursuant to the specific procedures set forth in Section VI below.

V.	NON-AUDIT SERVICES

A.	GENERAL

Any non-audit service may be provided by the independent auditor only if the following conditions are satisfied:

1.	The proposed service is not a prohibited non-audit service under Section 10A(g) of the Exchange Act or under Rule 2-01 of Regulation S-X, which include those services listed on Exhibit 1 hereto; and
2.	The proposed non-audit service has either received pre-approval as specifically set forth in this Section V, or separate pre-approval pursuant to the procedures set forth in Section VI below.

The Audit Committee will consult Section 10A(g) of the Exchange Act, Rule 2-01 of Regulation S-X and any other rules, regulations and relevant guidance promulgated by the SEC to determine the precise definitions of prohibited non-audit services, including those listed on Exhibit 1, and the applicability of exceptions to certain prohibitions.

B.	AUDIT-RELATED SERVICES

Audit-related services are assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements or that are traditionally performed by a company’s independent auditor. The Audit Committee believes that the provision of audit-related services does not impair the independence of the auditor. The Audit Committee hereby pre-approves the following services as permitted types of audit-related services that may be performed or provided by the independent auditor (“Audit-Related Services”):

1.	Internal control reviews and assistance with internal control reporting requirements. These services may not become the basis for management’s assessment of internal controls over financial reporting.
2.	Consultations concerning the actual or potential impact of certain transactions or events on the Company’s financial statements and/or the actual or potential impact of final or proposed financial accounting and reporting rules, standards or interpretations by the SEC, FASB, or other regulatory or standard-setting bodies.
3.	Audits of employee benefit plans.
4.	Access to online accounting research tools.

All other audit-related services not listed above must be specifically pre-approved by the Audit Committee.

The maximum fees payable by the Company pursuant to engagements of the independent auditor for the performance of the foregoing pre-approved Audit-Related Services shall not exceed $100,000 in the aggregate in any calendar year. If the performance of otherwise pre-approved Audit-Related Services would cause the aggregate annual fees for such services to exceed this maximum threshold, the engagement for the provision of such services must be separately pre-approved by the Audit Committee pursuant to the specific procedures set forth in Section VI below.

C.	TAX SERVICES

The SEC has stated, and the Audit Committee believes, that the independent auditor can provide tax services, such as tax compliance, tax advice and tax planning to the Company without impairing the auditor’s independence. However, the Audit Committee will not permit the retention of the independent auditor in connection with a transaction initially recommended by the independent auditor, the purpose of which may be tax avoidance and the tax treatment of which may not be supported in the Internal Revenue Code and related regulations. In addition, the independent auditor would impair its independence by representing the Company or any subsidiary before a tax court, district court or federal court of claims or otherwise providing services for the purpose of advocating the interest of the Company or any subsidiary in litigation or regulatory or administrative investigations or proceedings; therefore, the Audit Committee will not permit any such services. The Audit Committee hereby pre-approves the following services as permitted types of tax services that may be performed by the independent auditor (“Tax Services”):

1.	U.S. federal, state and local tax planning and advice, such as assistance with tax audits and appeals, transfer pricing studies, tax advice related to mergers and acquisitions, tax advice related to employee benefit plans and requests for rulings or technical advice from taxing authorities.
2.	U.S. federal, state and local tax compliance, such as preparation of original and amended tax returns, claims for refunds and tax payment-planning services.
3.	Review of federal, state and local and international income, franchise and other tax returns.

All other tax services not listed above must be specifically pre-approved by the Audit Committee.

The maximum fees payable by the Company pursuant to engagements of the independent auditor for the performance of the foregoing pre-approved Tax Services shall not exceed $100,000 in the aggregate in any calendar year. If the performance of otherwise pre-approved Tax Services would cause the aggregate annual fees for such services to exceed this maximum threshold, the engagement for the provision of such services must be separately pre-approved by the Audit Committee pursuant to the specific procedures set forth in Section VI below.

D.	ALL OTHER SERVICES

The Audit Committee may grant specific pre-approval from time to time for permissible non-audit services that are not classified as Audit Services, Audit-Related Services or Tax Services that it believes are routine and recurring services, and would not impair the independence of the auditor (“All Other Services”). However, the Audit Committee is not pre-approving any services classified as All Other Services at this time. Therefore, any engagement for the provision of permissible non-audit services classified as All Other Services must be separately pre-approved by the Audit Committee pursuant to the procedures set forth in Section VI below.

VI.	SEPARATE PRE-APPROVAL PROCEDURES

The Audit Committee must provide separate pre-approval of engagements for the performance of audit and non-audit services if (1) the type of service to be provided by the independent auditor has not received pre-approval as specifically set forth in this Policy or (2) the performance of such service would cause the aggregate annual fee to exceed the maximum fee level established for such type of service as set forth above; provided that the Audit Committee determines that the provision of such services will not impair the auditor’s independence. Any such separate pre-approval by the Audit Committee shall specify the following:

1.	The type of service being pre-approved;
2.	The maximum fees payable by the Company pursuant to the engagement for such pre-approved service; and
3.	Such other limitations or other requirements as the Audit Committee may deem appropriate.

The term of any such separate pre-approval shall be 12 months from the date of pre-approval, unless the Audit Committee specifically provides for a different period. The Chairman of the Audit Committee is delegated the authority of the full Audit Committee to specifically pre-approve engagements for services by the independent auditor in accordance with this Section VI, provided that the estimated cost for such services shall not exceed $100,000. The Chairman shall report all pre-approval decisions to the Audit Committee at its next scheduled meeting and provide a description of the terms of the engagement, including (1) the type of services covered by the engagement, (2) the dates the engagement is scheduled to commence and terminate, (3) the estimated fees payable by the Company pursuant to the engagement, (4) other material terms of the engagement, and (5) such other information as the Audit Committee may request.

Effective Date:                October 26, 2011

*********

Exhibit 1

Prohibited Non-Audit Services

1.	Bookkeeping or other services related to the accounting records or financial statements of the audit client. *
2.	Financial information systems design and implementation. *
3.	Appraisal or valuation services, fairness opinions or contribution-in-kind reports. *
4.	Actuarial services.*
5.	Internal audit outsourcing services.[i]
6.	Management functions.
7.	Human resources.
8.	Broker-dealer, investment adviser or investment banking services.
9.	Legal services.
10.	Expert services unrelated to the audit.

i Unless it is reasonable to conclude that the results of these services will not be subject to audit procedures during an audit of the Company’s financial statements. However, there is a rebuttable presumption that these services are subject to audit procedures and are therefore impermissible.

Electronic Voting Instructions
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 1:00 am Eastern time on July 26, 2012.
Vote by Internet
• Go to www.investorvote.com/AGYS
• Or scan the QR code with your smartphone
• Follow the steps outlined on the secure website

Vote by telephone

• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

- - - - - - - - - - - - - - - - - - - - -  - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -  - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -  - - - - - - - - - - - - - - - - - - - - - - - - - -

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed in Proposal 1 and FOR Proposals 2 and 3.	+

If cumulative voting is in effect, the Proxy holders intend to cumulate votes for the election of all or any one or more of the Board of Directors’ nominees, James H. Dennedy, John Mutch and Jerry C. Jones. THIS PROXY CARD GIVES THE PROXY HOLDERS FULL DISCRETIONARY AUTHORITY TO VOTE CUMULATIVELY AND TO ALLOCATE VOTE SAMONG MESSRS. DENNEDY, MUTCH AND JONES, UNLESS AUTHORITY TO VOTE FOR ANY OF THEM IS WITHHELD, IN WHICH CASE NO VOTES REPRESENTED BY THIS PROXY CARD WILL BE CAST FOR ANY DIRECTOR FOR WHOM AUTHORITY TO VOTE IS SO WITHHELD.

1. ELECTION OF THREE CLASS B MEMBERS OF THE BOARD OF DIRECTORS TO HOLD OFFICE FOR A TWO-YEAR TERM EXPIRING AT THE 2014 ANNUAL MEETING;

	01 - James H. Dennedy 02 - John Mutch 03 - Jerry C. Jones						For	Against	Abstain
☐	Mark here to WITHHOLD vote from all nominees.				2.	Approval, on a non-binding advisory basis, the compensation of our named executive officers set forth in the attached Proxy Statement.	☐	☐	☐
☐	Mark here to vote FOR all nominees.
☐	For All Nominees EXCEPT - To withhold a vote for one or more nominees, mark the box to the left and the numbered box(es) to the right corresponding to the director(s) listed above.	01 ☐	02 ☐	03 ☐	3.	Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2013.	☐	☐	☐
					4.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting or any adjournments thereof.

B	Non-Voting Items
Change of Address — Please print your new address below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign
Below

Please sign exactly as your name appears above. If signing as attorney, executor, administrator, trustee or guardian, please give full title as such; and if signing for a corporation, please give your title. When shares are in the names of more than one person, each must sign.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

- - - - - - - - - - - - - - - - - - - - -  - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -  - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -  - - - - - - - - - - - - - - - - - - - - - - - - -

Proxy Card — Agilysys, Inc. — Annual Meeting of Shareholders — July 26, 2012

This proxy is solicited on behalf of the Board of Directors

The undersigned hereby appoints James H. Dennedy, Keith M. Kolerus and Kyle C. Badger, and each of them, as proxy holders and attorneys, with full power of substitution, to appear and vote all of the Common Shares of Agilysys, Inc. which the undersigned shall be entitled to vote at the Annual Meeting of Shareholders of Agilysys, to be held on Thursday, July 26, 2012 at the Hilton Atlanta Airport, 1031 Virginia Avenue, Atlanta, Georgia 30354 at 8:30 a.m., local time, and at any adjournments thereof, hereby revoking any and all proxies heretofore given.

When properly executed, this proxy will be voted in the manner directed by the signed shareholder(s); if no direction is made, this proxy will be voted FOR all nominees in proposal 1 and FOR proposals 2 and 3.

PLEASE COMPLETE, DATE AND SIGN THIS PROXY CARD AND RETURN IT IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting to be held on July 26, 2012: The Notice of Annual Meeting of Shareholders and Proxy Statement are available on our website at www.agilysys.com.

(Continued and to be signed on reverse side)